UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

(Amendment No. 5)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

CHINA MARKETING MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas	76-0641113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

RMA 901
KunTai International Mansion
No. 12 Chaowai Street
Beijing, 100020, China
(Address of principal executive offices, Zip Code)

(86)10-59251090
(Registrant’s telephone number, including area code)

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, no par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐            Accelerated filer ☐            Non-accelerated filer ☐            Smaller reporting company ☒

i

INTRODUCTORY NOTE

Except as otherwise indicated by the context, references to "we," "us," "our," or "the Company" are to China Marketing Media Holdings, Inc. and its direct and indirect subsidiaries. References to "Media Challenge" are references to Media Challenge Holdings Limited, a British Virgin Islands company. Unless the context otherwise requires, all references to (i) "Shenzhen New Media" are to Shenzhen New Media Consulting Co., Ltd.; (ii) "Shenzhen Media" are to Shenzhen Media Investment Co., Ltd.; (iii) "BVI" are to the British Virgin Islands; (iv) "PRC" and "China" are to the People’s Republic of China; (v) "U.S. dollar," "$" and "US$" are to United States dollars; (vi) "RMB" are to Renminbi, the legal currency of China; (vii) "Securities Act" are to the Securities Act of 1933, as amended; and (viii) "Exchange Act" are to the Securities Exchange Act of 1934, as amended.

Effective January 25, 2006, we implemented a 1-for-10 reverse stock split in issued and outstanding shares of our common stock which reduced the number of our issued and outstanding shares from 275,860,000 to 27,586,002 shares. Unless otherwise indicated, all share and per share information contained herein has been adjusted to give effect to such reverse stock split.

Item 1. DESCRIPTION OF BUSINESS.

Our Background

We were originally organized under the laws of the State of Texas on October 29, 1999 under the name Brazos Strategies, Inc. We changed our name to Infolife, Inc. on July 16, 2003 and finally to China Marketing Media Holdings, Inc. on February 7, 2006. When we operated under the name Brazos Strategies, Inc., we were an Internet service provider. Thereafter, when we changed our name to Infolife, Inc. we continued our business as Internet service provider in Tomball, Texas. This business was later sold back to the original shareholders of Infolife, Inc.

On December 29, 2005, Ibroader Developments Limited or Ibroader, I-Mode Technology, Inc. or I-Mode, Fugu Enterprises, Inc. or Fugu, and four individual purchasers, Liu Man Han, Li Adrian, Woo Chi Wai and Wong Lap Woon acquired approximately 4.3 million shares of our outstanding common stock, or approximately 90% of our then issued and outstanding common stock. Among them, Ibroader acquired 0.95 million shares, I-Mode acquired 0.8 million shares, Fugu acquired 0.5 million shares, Liu Man Han acquired 0.2 million shares, Li Adrian acquired approximately 0.55 million shares, Woo Chi Wai acquired 0.5 million shares and Wong Lap Woon acquired 0.8 million shares. The aggregated cash consideration was $100,000 and each buyer paid its pro rata share of the total consideration. This transaction resulted in a change of control.

Shortly thereafter, on December 31, 2005, we entered into a share exchange agreement with Media Challenge, a BVI corporation, and the shareholders of Media Challenge. Pursuant to the share exchange agreement we acquired 121,000 shares of Media Challenge, constituting all of the issued and outstanding capital stock of Media Challenge, in exchange for convertible promissory notes in the principal amount of $441,600. These convertible promissory notes were convertible into 22,808,000 shares of our common stock, but only after the completion of a 1-for-10 reverse split of our common stock that we became obligated to effect pursuant to the share exchange agreement. Thereafter, on January 25, 2006, we completed a 1-for-10 reverse split of our common stock as contemplated by the share exchange agreement. At that time the convertible note issued to Media Challenge also converted into 22,808,000 shares of our common stock and the former shareholders of Media Challenge, Yingsheng Li, Xiaofeng Ding, and Dongsheng Ren became our controlling stockholders. Collectively, they became the owners of about 82% of our outstanding common stock. Media Challenge thereby became our wholly owned subsidiary and the former shareholders of Media Challenge became our controlling stockholders. Immediately prior to the stock split we had 47,780,000 shares of common stock outstanding and immediately following the stock split and the issuance of our common stock pursuant to the share exchange agreement, there were 27,586,002 shares of common stock outstanding.

Media Challenge entered into the share exchange transaction with us so that it could become a public reporting company whose securities are quoted on the pink sheets. Media Challenge believed that it would derive benefits from becoming a public reporting and trading company such as potentially enhanced ability to raise capital, potentially enhanced reputation from being a public company, potentially enhanced ability to use stock options to attract and retain senior executives and enhanced transparency of our financial and operating information to stockholders and potential investors and strategic partners.

Although Media Challenge became our wholly-owned subsidiary following the reverse acquisition transaction, because this transaction resulted in a change of control, the transaction was recorded as a "reverse merger" whereby Media Challenge was considered to be the accounting acquirer of Infolife (our previous name).

Before consummating the share exchange transaction with us, Media Challenge, on June 6, 2005, consummated a share exchange transaction with Derby Resources, Inc. or Derby, a blank check company. After consummating the share exchange transaction with Media Challenge, Derby changed its name to China Marketing Media, Inc. This share exchange transaction with Derby was then cancelled on December 29, 2005 immediately prior to our share exchange transaction with Media Challenge. Under the terms of the cancellation agreement, the share exchange transaction with Derby was rescinded and cancelled retroactively to its effective date, February 7, 2005 when the share exchange agreement was entered into and by Media Challenge and Derby. Top Worth Assets Limited, a Hong Kong corporation was the controlling stockholder of Derby prior to the share exchange transaction between Media Challenge and Derby. The share exchange transaction then resulted in a change of control of Derby and the subsequent rescission of that transaction again resulted in a change of control that left Top Worth Assets as the controlling stockholder of Derby. We have no current relationship or other affiliation with Derby (now called China Marketing Media, Inc.) or Top Worth Assets and Top Worth Assets has represented to us that China Marketing Media, Inc. will be changing its name to a name that is not similar with our name in the near future.

Our Business

We are a holding company and we have no operations other than administrative matters and the ownership of our direct and indirect operating subsidiaries. The following organizational chart illustrates our current organizational structure and our respective ownership interest in our various subsidiaries.

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(1) Beijing Media Management Consultation Company was incorporated in China in October 2004 to carry on consultation, professional training and provide relevant sale and marketing services to business enterprises in China.

(2) Shenzhen Keungxi Technology Company Ltd., or SKTC, was incorporated in China in October 2005. Its business scope includes, among others, sales and development of computer software, computer and communication systems. It also provides information system consulting services. Shenzhen Media holds 48% of the equity of SKTC and three individual shareholders, Wengao Luo, Xi Chen and Bin Li own the remaining 21.5%, 21.5% and 9% of SKTC, respectively.

(3) Sale and Marketing Publishing House, or CMO, is the owner of the "China Marketing" magazine and "China Business & Trade" magazine. It is responsible for providing and editing the contents of these magazines.

(4) Beijing Orient Converge Human Resources Management Center Co. Ltd., or Beijing Orient, was incorporated in China in November 2007. It is engaged in the business of vocational training, employment recommendation and services. It also conducts sales and marketing professional training. Shenzhen Media Investment Co., Ltd. owns 52% of Beijing Orient while Shanghai Faith Biological Cell Technology Co., Ltd. owns the other 48%.

Our Magazines and Publishing Rights

Through our indirect Chinese subsidiaries, we are engaged in the business of selling magazines and advertising space in our magazines and providing sales and marketing consulting services. All of our operations, assets, personnel, officers and directors are located in China. Currently we publish China Marketing (Xiao Shou Yu Shi Chang) magazine in China. We publish three issues of China Marketing per month, including a sales edition, case edition and channel edition. From June 2003 through December 2006, we published one issue of China Business & Trade magazine per month, which was the training edition.

China Marketing -Sales edition	China Marketing -Case edition	China Marketing -Channel edition

China Business & Trade -Training edition

Our magazines are Chinese publications tailored to the sales and marketing industry. The magazines were originally published by CMO under the Light Industrial Ministry of the Henan Provincial Government. On October 22, 2003, the Henan Provincial Government, Shenzhen Niu Si Tai Asset Management Limited Corporation, and CMO incorporated Shenzhen Media under the laws of China. On October 23, 2003, Shenzhen Media entered into a ten year operation and management right agreement with CMO, or Operation and Management Right Agreement, pursuant to which from November 1, 2003 to October 31, 2013, Shenzhen Media is obligated to market the magazines, sell the magazines and advertising space, provide strategic planning for the magazines, and train the professional staff of CMO. The agreement was amended on January 8, 2004. Under the terms of the agreement, as amended, Shenzhen Media agreed to pay a lump sum deposit of RMB 10,109,300 (approximately $1,220,930) and bear all of the operating costs relating to the publishing of the magazines in exchange for the right to all revenues generated from selling the magazines and their advertising space.

On November 20, 2004, Shenzhen Media and Shenzhen New Media entered into an entrust agreement, or Entrust Agreement, under which Shenzhen Media transferred all of its rights under the Operation and Management Right Agreement to Shenzhen New Media. Shenzhen New Media agreed to pay Shenzhen Media $1.45 million in connection with this transfer of rights. Shenzhen New Media agreed to pay this amount over the 9 year term of the agreement, which is for the full remaining term of the assigned contract. Thereafter, on December 21, 2005, our indirect subsidiary, Shenzhen New Media acquired Shenzhen Media.

We had to enter into the Operation and Management Right Agreement and the Entrust Agreement instead of acquiring CMO outright as a result of restrictions under Chinese law that prohibit foreign persons from engaging in certain publishing activities in China. CMO is an affiliate of the Administration of Press and Publication of Henan Provincial Government and was established under the laws of China. Because of its ownership of the national publishing codes of China Marketing and China Business & Trade, CMO is the owner of these two magazines. Although our Chief Executive Officer, Yingsheng Li, and other members of our executive team are also executive officers and/or directors of CMO, it is only through these two above agreements that we have obtained a right to oversee the operation and strategic planning of advertising, publishing, and staff training for the magazines. Under these agreements, we are also entitled to collect advertising revenues from clients already existing at the time of the agreements, in addition to any new clients that we can solicit and retain. As a result, we derive the economic benefits and incur the economic burdens that we would otherwise have as the owner of CMO or the owner of CMO’s assets while still complying with Chinese law.

The Entrust Agreement and the Operation and Management Right Agreement between Shenzhen New Media and Shenzhen Media and between Shenzhen Media and CMO, respectively, are both protected by the laws of China and these agreements cannot be amended or terminated without the written consent of all parties involved.

We do not maintain a corporate website, but we utilize the following URL www.cmmo.com.cn for the sale and promotion of the magazines we publish.

Our Employees

We currently have 110 full-time employees and we do not expect any significant changes in the number of our employees during the next 12 months.

The following table illustrates the allocation of these employees among the various job functions conducted at our company.

Department	Number of Employees
Management	5
Accounting Department	6
Administration	8
Brand Name Consulting	18
Customer Service	17
Design Department	22
Research Department	3
Sales Department	3
Issuing Department	10
Commercial Advertisement Department	2
Consultation Advertisement Department	6
Partnership Advertisement Department	6
Video Center	4

Total	110

We believe that our relationship with our employees is good. The remuneration payable to employees includes basic salaries and allowances.

We have not experienced any significant problems or disruption to our operations due to labor disputes, nor have we experienced any difficulties in recruitment and retention of experienced staff.

Our Chinese subsidiaries have trade unions which protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members.

Our employees in China participate in a state pension scheme organized by Chinese municipal and provincial governments. Currently each month we are required to contribute to the scheme with approximately $47.5 for each of our employees and approximately $59.1 for each of our executive officers and directors. The compensation expenses related to this scheme were approximately $126,414 and $42,292 for the fiscal years 2007 and 2006, respectively.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased social insurances for all of our employees.

Our Products

China Marketing was first published by CMO in April 1994 as a monthly magazine. Thereafter, in September 2001, CMO began publishing two issues of this magazine per month. In May 2004, after the establishment of the operation and management rights agreement, we started to publish three issues of this magazine per month. In June 2003, the first issue of China Business & Trade was published. In January 2007, we decided to stop publishing China Business & Trade by combining the content of China Business & Trade into the Case edition of China Marketing.

The dimension of China Marketing is 210mm x 285mm. The magazine is published in color. We use double-side offset paper within the magazine and 157g double-side halftone paper for the covers of Sales edition and Channel edition of the magazine and 200g double-side halftone paper for the covers of Case edition. All editions of the magazine are published in Chinese and circulated within the greater China area, which includes mainland China and Hong Kong.

Each issue of China Marketing focuses on specific topics. The first monthly issue of the magazine, the Sales edition, is a blend of overall discussion on sales and marketing for executives who need to keep track of the latest developments in their industries. This issue also introduces creative and successful marketing strategies and analyzes market trends of different industries and new business opportunities. It offers the readers a macro view of the developments and trends in various industries across China. Competitive and sales strategies are proposed to readers who need advice on formulating an appropriate strategy for their products. Practical methodologies are also presented to facilitate the readers in managing their business operations. The second issue of the magazine, the Case edition, features sales and marketing case studies. This edition includes detailed reports by industry experts that explain different sales and marketing techniques and theories underlying the featured case study. These cases focus mainly on business sales and marketing events that have occurred in China. These case studies offer our Chinese readers some insight into particular sales and marketing approaches used by the companies who are the subject of the case study. The third issue, the Channel edition, is tailored to supply chain management executives. This edition provides information on the supply chain management process including, manufacturers, distributors, and logistics management.

CMO’s editorial department is solely responsible for providing the editorial content of the magazines. The content of our magazines can be broken down into three categories consisting of topics of interest, case studies and management practice. Topics of interest are identified by CMO’s editors and articles are prepared by CMO editors based upon publicly available information about the particular topic. Case studies on actual sales and marketing events are identified by CMO’s editors, who also provide commentary and analysis on these case studies. Freelance writers are retained to write articles on management practices in the sales and marketing industry. These management practice articles are designed to utilize real life experiences to provide readers with solutions to their sales and marketing problems and general sales and marketing guidance.

The physical printing, assembling and production of our magazines have been outsourced to independent third party printers. The printers are responsible for typesetting the articles, proof reading, plate-making, paper supplying, binding and packaging. Specifically, the printing works of the publication of Sales edition and Case edition were contracted to Henan Xinhua Printing Factory. The printing works of the publication of Channel edition were contracted to Henan Ruiguang Printing Co., Ltd.

Under these outsourcing agreements, the paper cost accounts for a large proportion of the quoted price. The printing price equals to the quantity of units multiplied by the unit price which is a fixed price under the agreement. This fixed price remains constant during the term of the agreement. Therefore, the printer assumes the risk of increasing paper costs.

We outsource the production of our magazines to independent third party printers because we are not in the printing business. We believe it is commercially beneficial for us to hire the independent printers who have more professional knowledge of printing than we do.

Advertising

In addition to generating revenues through sales of our magazines, we also generate revenues through the sale of advertising that is placed in our magazines.

Based on the market position of each edition of the magazines, our marketing team identifies the sort of potential clients that would be interested in advertising in our magazines and offers them an advertising package within the magazines. Also, our magazines have built up a base of clients that regularly advertise in the magazines.

Advertising Consulting Services

We also provide advertising consulting services to our customers through our subsidiary, Shenzhen Caina. The services that we currently offer mainly focus on assisting our customers on the promotion of brand name.

Our Distribution Channels

Currently, our distribution network consists of over sixty distribution agencies and 30,000 shops covering over 300 cities throughout China. We plan to develop a more comprehensive distribution network for our magazines that we hope will eventually reach all major cities in China.

There are three main distribution channels for our magazines in China:

        (1)         postal subscription based distribution;

        (2)         direct order distribution; and

        (3)         agency based distribution.

Our first distribution channel, postal subscription based distribution, involves the distribution of our magazines by Chinese post offices. Unlike the United States, subscribers of our magazines and other magazines published in China, can request a subscription directly from the post offices in China who arrange delivery of the magazines to the address requested by the subscriber. Direct order based distribution involves a direct request from a subscriber to us for a single issue or multiple issues of our magazines that do not involve an ongoing subscription. Upon receipt of this request, we deliver the ordered issues to the address requested by the subscriber. Finally, agency based distribution, involves the delivery by us of our magazines to distribution agents who then distribute the magazines to retail sales agents who sell the magazines from various locations throughout China.

As of December 31, 2007, the annual circulation of our magazines during the 2007 fiscal year, was 3,557,139 units, among which, approximately 63% of sales were made through retail agents such as newsstands, airports, subways and bookstores throughout China. These retail agents obtained our magazines from our distribution agents who operate throughout China. The remaining 37% of our sales were through postal subscriptions 32% and direct orders 5%. As of December 31, 2006, the annual circulation of our magazines was approximately 3,705,627 units, among which 66% of sales were made through retail agents such as newsstands, airports, subways and bookstores throughout China. The remaining 34% of our sales were through postal subscriptions (32%) and direct orders (2%).

The following table lists the annual circulation of our magazines during the fiscal year ended December 31, 2007:

	China Marketing	China Marketing	China Marketing
	(Sales edition)	(Case edition)	(Channel edition)	Total

Distribution agents	826,929	584,900	829,169	2,240,998

Subscriptions through post offices	420,026	297,092	421,165	1,138,283

Direct subscriptions	65,629	46,421	65,808	177,858

Total	1,312,584	928,413	1,316,142	3,557,139

The following table lists our principal distribution agents and their distribution areas:

Names of Distribution Agents	Distribution Area

Guangzhou Qiankuntai Bookstore	Guangzhou

Huadao Consulting Co., Ltd.	China

Nanjing Cultural Development Co., Ltd.	Nanjing

Shandong Qianyan Culture Dissemination Co., Ltd	Shangdong Province

Zhengzhou Huanghe Culture Group	Henan Province

Names of Distribution Agents	Distribution Area

Changsha Youyou Reading Group	Hunan Province

Hangzhou Tianyi Books Co., Ltd	Hangzhou

We have entered into a distribution agreement with each of these principal distributors. The distribution agreement has a one year term that is automatically renewed for an additional year unless either party provides the other with notice of termination one month prior to the end of the term. Pursuant to the agreement, the distributor has the obligation, at its own expense, to sell and deliver our magazines to retail agents and readers within the distributor’s authorized distribution territory. Our distributors receive sales commissions on the distribution of our magazines ranging from 40 to 45 percent of total proceeds generated by their sales.

Prices of Our Products

The fixed retail price of the Sales edition and the Channel edition of China Marketing is RMB 7.5 per issue (approximately $1.12) and the fixed retail price of the Case edition of China Marketing is RMB 10 per issue (approximately $1.45). Subscribers who subscribe to our magazines directly pay this same fixed retail price per issue on an issue by issue basis.

The subscription price paid for all editions of China Marketing by those subscribers who subscribe through post offices in China is RMB 7.5 per issue (approximately $1.12). Subscribers who subscribe through post offices in China are charged through an annual payment arrangement where they pay for the annual subscription fees at the beginning of each year based upon the number of issues that will be published during the year.

Competition

Both local and overseas publishers issue business related magazines in China. Business Week, Harvard Business Review, Forbes, and Fortune are some of the well-known international business magazine titles that have Chinese versions published in China. These magazines publish translated articles from the English version and develop some local stories with the editorial staff hired by the local publishing houses.

Our local competition consists of three sub-titles, namely New Selling, Successful Selling, and Contemporary Selling. We compete with our competitors based upon the price of our magazines, the quality of the articles and information that we publish, and the design features of our magazines. We believe that prices of our magazines are lower than the prices of our international competitors such as Business Week, Harvard Business Review, Forbes and

Fortune and our local competitors, such as New Selling, Successful Selling and Contemporary Selling. We also believe that the quality and design features of our magazines are superior to the quality and design features of New Selling, Successful Selling and Contemporary Selling but not as good as our international competitors.

Our Intellectual Property

We believe that our business is dependent in part on our ability to establish and maintain the copyright of the content and titles of our magazines.

Our magazines have been registered with the General Administration of Press & Publication of China and CMO has obtained the national publishing code CN41-1210/F for China Marketing. In addition, CMO has obtained international standard code for China Marketing, which is ISSN1005-3530. These codes, respectively, are printed on the last page of each publication.

We have registered our magazine’s title "China Marketing" as trademark with the Trademark Office of the State Administration for Industry and Commerce of China. We use our trademark for the sales and marketing of our magazines.

We have registered our www.cmmo.com.cn Internet domain name. The articles and other contents of our magazines are protected by copyright laws of China.

Our Research and Development Initiatives

We do not currently undertake any research and development activities and have not spent any money on research and development activities during our last two fiscal years.

Government Regulation

General

The media and advertising industry in China is governed by the State Council, which is the highest authority in the executive branch of China’s central government, and several ministries and agencies under its authority, including the State Administration for Industry and Commerce, the State Administration of Radio, Film and Television, the General Administration of Press and Publication , the Ministry of Culture and the State Council News Office.

Regulations Regarding Foreign Investment in the Chinese Media Sector

On July 6, 2005, the Chinese government promulgated Certain Opinions on the Introduction of Foreign Investment in Cultural Fields, which provide an overall framework with respect to foreign investments in Chinese media and other cultural sectors. This document specifies the areas in which foreign investments are permitted or prohibited in accordance with China’s commitments regarding its entry into the World Trade Organization or WTO. Under the document, foreign investment in the media sector is permitted in the areas of printing of packaging and decorating materials, redistributing books, newspapers, periodicals, producing of recordable disks, duplication of read only disks, and engaging in works of art and the construction and operation of performance sites, cinema, event brokerage agencies and movie technology. In addition, pursuant to the Administrative Measures on Foreign-Invested Enterprises in Redistribution of Books, Newspapers and Periodicals issued by the General Administration of Press and Publication and the Ministry of Commerce, effective May 2003, foreign investors are permitted to establish wholly foreign owned redistribution companies that redistribute and sell, on the wholesale or retail level, books, newspapers or periodicals that have already been published by a licensed content-oriented company in China.

Censorship of Advertising Content by the Chinese Government

The advertising industry in China is governed by the Advertising Law which came into effect in February 1995. In addition, principal regulations governing advertising services in China include: (1) the Advertising Administrative Regulations, effective December 1987; and (2) the Implementing Rules for the Advertising Administrative Regulations, effective January 2005. Chinese advertising laws and regulations set forth certain content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content, or content involving obscenities, the supernatural, violence, discrimination or infringement of the public interest. There are specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, veterinary pharmaceuticals, foodstuff, alcohol, cosmetics and others. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, newspaper, periodical and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Advertisers, advertising operators and advertising distributors are required by Chinese advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents in connection with any advertisements and verify that the content of such advertisements comply with applicable Chinese laws and regulations. In addition, prior to distributing advertisements for certain commodities that are subject to government censorship and approval, advertising distributors are required to ensure that governmental review has been performed and approval obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the relevant administrative authorities may order violators to cease their advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business. At the present time, we are not subject to any of the penalties mentioned above.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Overview

The following analysis discusses changes in the financial condition and results of operations for the periods covered and should be read in conjunction with our consolidated financial statements and the notes thereto include elsewhere in this document.

General

We generate revenues through sales of our magazines, sales of advertising space in our magazines and providing sales and marketing consulting services. During the fiscal year ended December 31, 2007, we generated $1,388,547 in revenues from the sale of our magazines, $6,047,678 in revenues from the sale of advertising space in these magazines and $2,299,616 in revenues from providing consulting services. During the fiscal year ended December 31, 2006, we generated $1,450,493 in revenues from the sale of our magazines and $6,932,594 in revenues from the sale of advertising space in these magazines.

On October 10, 2006, our wholly owned subsidiary Shenzhen New Media entered into an equity transfer agreement or Equity Transfer Agreement with Yutong Zhu, the sole owner of Shenzhen Caina Brand Consultant Company or Shenzhen Caina, pursuant to which Shenzhen New Media agreed to purchase 100% ownership of Shenzhen Caina from Mr. Zhu. Incorporated in the PRC, Shenzhen Caina engages in the business of advertisement design, brand, sales and marketing consulting and other related services.

Under the Equity Transfer Agreement, Shenzhen New Media had the obligation to pay RMB 8 million (approximately $1.03 million) to Mr. Zhu within 30 business days following the date of execution of this agreement. Shenzhen New Media paid RMB 8 million to Mr. Zhu on November 24, 2006. The acquisition of Shenzhen Caina was completed in March 2007. A copy of the Equity Transfer Agreement has been filed as Exhibit 10.5 to our annual report on Form 10-KSB on April 17, 2007.

On December 13, 2007, Shenzhen New Media entered into an operation and management agreement, or the Shanghai Longcom Agreement, with Shanghai Longcom Telecom Co., Ltd., or Shanghai Longcom, a company incorporated in the PRC, pursuant to which from March 2008 to March 2009, Shenzhen New Media has exclusive rights to operate and manage the business of Shanghai Longcom. Shenzhen New Media paid RMB 40,000,000 (approximately $5.48 million) to Shanghai Longcom as a deposit in exchange for such operation and management rights over the business of Shanghai Longcom. Under the Shanghai Longcom Agreement, Shenzhen New Media is also expected to acquire 100% equity interests in Shanghai Longcom by the end of 2009. Both parties agreed that the purchase price of acquisition shall be adjusted based on the actual operating results of Shanghai Longcom. Shanghai Longcom is engaged in the business of online direct marketing, distribution, B2C e-commerce, IT retail and 3 C retail sales model by cooperating with mainstream products OEM/ODM manufacturers. A copy of the Shanghai Longcom Agreement has been filed as Exhibit 10.20 to our annual report on Form 10-KSB on April 18, 2008.

Industry Wide Factors that are Relevant to Our Business

We believe that the media and advertising industry in China is one of the fastest growing in the world and presents numerous opportunities for consolidation and growth. According to the press release issued by ZenithOptimedia on ZenithOptimedia’s April 2006 Advertising Expenditure Forecasts, advertising spending in China is expected to increase by $6.44 billion from 2005 to 2008 with a growth rate of 66% over the three-year forecast period. In 2008, China would become the 5th largest advertisement market in the world while it was the 7th largest advertisement market in the world in 2005. In addition, we believe China’s hosting of the Olympic Games in Beijing in 2008 and the International World Exposition in Shanghai in 2010 will benefit its advertising industry. In light of China’s growing number of consumers with rising income and increasing consumer spending, we believe that the media and advertising industry in China represents an attractive area where we could generate more revenues in the future.

Results of Operations

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

During the three-month period ended March 31, 2008, we generated revenues through sales of our magazines, sales of advertising space in our magazines and proving sales and marketing consulting services. The following table summarizes the results of our operations during the three month periods ended March 31, 2008 and 2007, and provides information regarding the dollar and percentage increase or (decrease) from the three-month period ended March 31, 2007 to the three-month period ended March 31, 2008.

Three Months Ended March 31,
Item	2008	2007	Increase	% Increase
			(Decrease)	(% Decrease)
Revenue	$ 2,609,784	$ 1,999,087	$ 610,697	30.55%
Cost of Sales	$ 728,514	$ 608,773	$ 119,741	19.67%
Gross Profit	$ 1,881,270	$ 1,390,314	$ 490,956	35.31%
Operating Expenses	$ 1,099,182	$ 509,100	$ 590,082	115.91%
Other Income (expense)	$ 35,222	$ 16,291	$ 18,931	116.21%
Provision for Taxes	$ 80,504	$ 26,999	$ 53,505	198.17%
Net income	$ 777,100	$ 870,506	($ 93,406)	(10.73%)

Revenue

Our revenues during the three-month period ended March 31, 2008 were $2,609,784, which is $610,697, or 30.55%, more than the same period in 2007, when we had revenues of $1,999,087. The increase in revenues was mainly attributable to our newly acquired subsidiary, Shenzhen Caina, which contributed a revenue of $1,007,212 from advertising consulting services. For the same period in 2007, we only included March 2007 revenue from Shenzhen Caina of $445,525 as we acquired Shenzhen Caina on March 26, 2007. The increase of our magazine sales during the first quarter of 2008 is mainly due to the issuance of special issues we published.

The following table shows the different components comprising our total revenues during the three month periods ended March 31, 2008 and 2007.

Revenue	Three Months Ended	Three Months Ended	Increase	% Increase
Category	March 31, 2008	March 31, 2007	(Decrease)	(% Decrease)

Magazine Sales	$ 486,556	$ 395,814	$90,742	22.92%

Advertising Space Sales	$1,116,016	$1,157,748	($41,732)	(3.60%)

Sales and Marketing Consulting Service	$1,007,212	$ 445,525	$561,687	126.07%

Total	$2,609,784	$1,999,087	$610,697	23.40%

Cost of Sales

Our cost of sales during the three-month period ended March 31, 2008 and during the same period in 2007 was $728,514 and $608,773, respectively, which accounts for 27.91% and 30.45%, respectively, as a percentage of total revenues during the applicable periods. Cost of sales as a percentage of annual revenues declined by about 7.71% during the first quarter of 2008 as compared with the same period in 2007, which is mainly attributable to the change of product mix, where certain higher gross margin products such as advertising consulting services accounted for a higher percentage of our revenues.

Expenses

Our expenses consist of payroll and other general and administrative expenses. Payroll expense was $341,775 during the three-month period ended March 31, 2008 compared to $162,745 during the same period of 2007. The increase of payroll expense is a result of rising salaries for employees hired by our newly acquired subsidiary Shenzhen Caina for advertising consulting services.

Our other general and administrative expenses were $757,407 (29.02% of total sales) and $346,355 (17.32% of total sales) in the first quarter of 2008 and the first quarter of 2007, respectively. The significant increase of our other general and administrative expenses is mainly due to the increase of rental expense and traveling expense.

Income taxes

United States

China Marketing Media Holdings, Inc. is subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we had no U.S. taxable income in the first quarter of 2008.

British Virgin Islands

Media Challenge was incorporated in the BVI, and, under the current laws of the BVI, is not subject to income taxes.

PRC

Before the implementation of the enterprise income tax (EIT) law (as discussed below), Foreign Invested Enterprises, or FIE, established in the PRC are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People's Congress of China passed the new Corporate Income Tax Law, or EIT Law, and on November 28, 2007, the State Council of China passed the Implementing Rules for the EIT Law, or Implementing Rules, which took effect on January 1, 2008. The EIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Despite these pending changes, the EIT Law gives the FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT Law shall gradually increase their EIT rate by 2% per year until the tax rate reaches 25%. In addition, the Old FIEs that are eligible for the "two-year exemption and three-year half reduction" or "five-year exemption and five-year half-reduction" under the original EIT Law, are allowed to remain to enjoy their preference until these holidays expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to a EIT of 25.0% on its global income. The Implementing Rules define the term "de facto management bodies" as "an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise." If the PRC tax authorities subsequently determine that the Company should be classified as a resident enterprise, then the organization's global income will be subject to PRC income tax of 25.0%.

Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

We are currently subject to income taxes according to applicable tax laws in the PRC. The tax rates are 0% for Shenzhen New Media Advertising Company Ltd., 15% for Shenzhen Caina, 15% for Shenzhen New Media and Shenzhen Media and 33% for CMO. Beijing Media Management Consultation Company is under a special local income tax rate - pure revenue rate (total revenue x 9% x special income tax rate), for a small company.

We incurred income taxes of $80,504 and $26,999 during the three month periods ended March 31, 2008 and 2007, respectively or an increase of 198.17%. We paid income tax $71,749 (89.12%) during the first quarter of 2008 for our newly acquired subsidiary Shenzhen Caina and $8,755 (10.88%) for all other subsidiaries.

Net income (profit after taxes)

We earned net income of $777,100 and $870,506 during the three-month periods ended March 31, 2008 and 2007, respectively, which represented a decrease of 10.73%. The decrease in our net income in the first quarter of 2008 is primarily attributable to the increase of payroll expense and other general and administrative expenses.

Fiscal Year Ended December 31, 2007 Compared with Fiscal Year Ended December 31, 2006

The following table summarizes the results of our operations during the fiscal years ended December 31, 2007 and 2006. It provides information regarding the dollar and percentage increase or (decrease) from the 2006 fiscal period to the 2007 fiscal period:

Year Ended December 31,

Item	2007	2006	Increase	% Increase
			(Decrease)	(% Decrease)
Revenue	$ 9,735,841	$ 8,383,087	$ 1,352,754	16%
Cost of Sales	$ 3,331,653	$ 3,057,859	$ 273,794	9%
Gross Profit	$ 6,404,188	$ 5,325,228	$ 1,078,960	20%
Operating Expenses	$ 3,499,164	$ 2,301,759	$ 1,197,405	52%
Other Income (expense)	$ 14,073	$ 42,093	($28,020)	(67%)
Provision for Taxes	$ 35,896	0	$ 35,896	100%
Net income	$ 2,930,155	$ 3,065,562	($135,407)	(4%)

Revenue

Our revenues in fiscal year 2007 amounted to $9,735,841, which is $1.35 million or approximately 16% more than that of fiscal year 2006, when we had revenues of $8,383,087. Compared to 2006, our revenues attributable to sales of magazines decreased by $61,946 in 2007 and advertising revenues in 2007 decreased by $884,916 as compared to 2006. The overall increase in revenues was attributable to our new subsidiary, Shenzhen Caina, which contributed revenues of $2,299,616 from advertising consulting services, while in 2006 we did not provide any advertising consulting services to our customers. The decrease of our magazine sales and advertising sales during 2007 is mainly due to the rapid development of online newspaper and magazines that reduced readership generally.

Components of Revenues

The following table shows the different components comprising our total revenues during each of the past two fiscal years.

Revenue Category	2007	2006	Increase	% Increase
			(Decrease)	(% Decrease)

Magazine Sales	$1,388,547	$1,450,493	($61,946)	(4%)

Advertising Sales	$6,047,678	$6,932,594	($884,916)	(13%)

Consulting Services	$2,299,616	0	$2,299,616	100%

Total	$9,735,841	$8,383,087	$1,352,754	16%

Cost of Sales

Our cost of sales in fiscal years 2007 and 2006 was $3,331,653 and $3,057,859, respectively, which accounts for approximately 34.2% and 36.5%, respectively, as a percentage of total revenues. The dollar amount of the cost of sales increased with the growth of annual sales. Cost of sales as a percentage of annual revenues declined by about 2.3% in 2007 as compared with 2006, which is mainly attributable to the change of product mix, where certain higher margin products such as advertising consulting services accounted for a higher percentage of our revenues.

Expenses

Our expenses consist of payroll and other general and administrative expense. Payroll expense was $1,423,251 in the 2007 fiscal year compared to $899,556 in the 2006 fiscal year. The increase in payroll expense is mainly a result of increased salaries for employees hired by our new subsidiary Shenzhen Caina for advertising consulting

Our other general and administrative expenses were $2,075,913 (21.3% of total sales) and $1,402,203 (16.8% of total sales) in fiscal years 2007 and 2006, respectively. The increase of other general and administrative expenses is mainly due to the increase of rent expense, staff welfare expense and utilities expense.

Income taxes

We incurred income taxes of $35,896 in 2007, while in 2006 we did not incur income taxes. We paid more tax in 2007 compared to 2006 because of revenues generated by our new subsidiary Shenzhen Caina.

Net income (profit after taxes)

We earned net income of approximately $2,930,155 million in fiscal year 2007. This is a decrease of $135,407 million or approximately 4.5% from fiscal year 2006 net income of $3.07 million. The decrease in our 2007 net income resulted was mainly due to the increase of payroll expense and other general and administrative expenses.

Liquidity and Capital Resources

As of March 31, 2008, we had cash and cash equivalents of approximately $1.63 million. We had no bank loans during the period.

We believe that our current cash on hand and continuing revenue from operations is sufficient to maintain operations at their current levels for at least the next twelve months. However, in order to expand operations, management believes that it will be necessary for us to raise additional capital either through the sale of equity securities or through a long-term debt financing. Full implementation of the current expansion plans will include an acquisition of other magazines and/or advertising businesses that requires approximately $10 million additional capital. We can provide no assurances that we will be able to obtain additional capital on terms favorable to the Company, if at all.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Inflation

Our results of operations have not been affected by inflation and management does not expect that inflation risk would cause material impact on its operations in the future.

Seasonality

Our results of operations are not materially affected by seasonality and we do not expect seasonality to cause any material impact on our operations in the future.

Currency Fluctuations

Our operating subsidiaries are located in China. All expenses of the subsidiary and revenue received from customers are incurred in China denominated in RMB as the functional currency. Based on Chinese government regulation, all foreign currencies under the category of current accounts are allowed to be freely exchanged with hard currencies. During the past years of operation through July of 2005, there were no significant changes in exchange rates. On July 21, 2005, the Chinese government changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the Chinese government. From August 2005 through March 2008, the value of RMB against US dollars appreciated by 15.35%, from RMB8.1/$1 to RMB 7.0222/$1.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in China are not insured by any government entity or agency.

Trade Accounts Receivable. Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable.

Revenue Recognition We recognize magazine sales revenue in accordance with the provisions of SFAS 48, "Criteria for Recognizing Revenue When Right of Return Exists," which states that if an enterprise sells its product but gives the buyer the right to return the product, revenue from the sales transaction shall be recognized at time of sale only if all of the following conditions are met:

(a)         The seller's price to the buyer is substantially fixed or determinable at the date of sale.

(b)         The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product.

(c)         The buyer's obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product.

(d)         The buyer acquiring the product for resale has economic substance apart from that provided by the seller.

(e)         The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer.

(f)         The amount of future returns can be reasonably estimated. Estimated returns are based on historical data but require significant judgment on the part of management.

Foreign Currency and Comprehensive Income. The financial statements are presented in US dollars. The functional currency is the RMB of the PRC. The financial statements are translated into US dollars from RMB using exchange rates at the end of the period for assets and liabilities and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC's government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Restrictions on Transfer of Assets Out of the PRC. Dividend payments by Shenzhen New Media and its subsidiary are limited by certain statutory regulations in China. No dividends may be paid by Shenzhen New Media without first receiving prior approval from the State Administration of Foreign Exchange. Dividend payments are restricted to 85% of profits, after tax.

Recent Changes in Accounting Standards

In March 2008, The Financial Accounting Standards Board ("FASB") issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not completed its evaluation of the potential impact, if any, of the adoption of SFAS No. 161 on its consolidated financial position, results of operations and cash flows.

In December, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), "Business Combinations" (hereinafter "SFAS No. 141 (revised 2007)"). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS No. 141 (revised 2007) is broader than the scope of SFAS No. 141, which it replaces. The effective date of SFAS No. 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement will have no immediate material effect on the Company's consolidated financial condition or results of operations.

In December, 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (hereinafter "SFAS No. 160"). This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent's equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement will have no immediate material effect on the Company's consolidated financial condition or results of operations.

Risk Factors

RISKS RELATING TO OUR BUSINESS

A large portion of our revenues comes from advertising. In a down economy, advertising budgets are usually the first budgets to be cut. Therefore, if there is a general downturn in the economy, we may suffer more severe effects than other businesses.

A substantial portion of our revenues is derived from the sale of advertising space. If there is a future general economic downturn or a recession in China, our advertisers may reduce their advertising budgets. Also, even slight downturns in the economy may cause our advertising customers to advertise less or negotiate lower rates with us. Any general decline in the amount of advertising that our clients place with us would result in a decline in our revenues and our net income.

Government regulation of currency conversion and the fluctuation of RMB may materially and adversely affect our operations and financial results.

We receive substantially all of our revenues in RMB, which currently is not a freely convertible currency. We will have to convert a portion of these revenues into other currencies in order to make payments to those of our service providers and others who do not transact business in RMB. Under the PRC's existing foreign exchange regulations, we will be able to make payments to parties that do not transact business in RMB without prior approval from the State Administration on Foreign Exchange, or SAFE, by complying with various procedural requirements. The Chinese government, however, may, at its discretion, restrict access in the future to foreign currencies for current account transactions. If this were to occur, we may not be able to pay service providers or others whom we work with that transact business in currencies other than RMB. The value of RMB against the US dollar and other currencies fluctuates and is affected by, among other things, changes in China’s political and economic conditions. Since 1994, the conversion of RMB into foreign currencies, including US dollars, has been based on rates set by the People’s Bank of China , which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Any devaluation of RMB, however, may materially and adversely affect the value of our assets and our financial results, since we will receive substantially all of our revenues, and express our profits, in RMB.

Our holding company structure may limit the payment of dividends to our stockholders.

We have no direct business operations, other than our ownership of our subsidiaries and their contractual relationship with CMO and the business incident to such contractual relationship. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

We face strong competition from both local and foreign competitors and increased competition could negatively affect our financial results.

Our magazines compete with a number of other magazine publishers. Both local and overseas publishers issue business related magazines in China, some of which may have substantially greater financial resources than us that may enhance their ability to compete in the publication of sales and marketing periodicals. In addition, we face broad competition for audiences and advertising revenue from other media companies that produce magazines, newspapers and online content. Overall competitive factors include product positioning, editorial quality, circulation, price and customer service. Competition for advertising dollars is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers’ products and services and the effectiveness of the sales team. Increased competition could force us to lower our prices or offer services at a higher cost to us, which could reduce our operating income.

Fluctuations in the cost of paper, which can result in increases in the price we pay to third parties to print our magazines, can have a significant effect on our operating results.

The physical printing, assembling and production of the magazines are outsourced to independent third party printers pursuant to outsourcing agreements that we have entered into with these printers. Under these outsourcing agreements, the paper cost accounts for a large proportion of the quoted price. The printing price is equal to the quantity of units multiplied by the unit price, which is a fixed price under the agreement. This fixed price remains constant during the term of the agreement. Therefore, the printer assumes the risk of increasing paper costs during the term of the agreement. However, these agreements generally have a term of one year and, therefore, increases in paper costs could result in increased outsourcing costs for us from year to year. Unexpected or significant increases in paper prices may have an adverse effect on our future results of operations. We may not be able to recoup paper cost increases by passing them through to our advertisers and readers and, accordingly, such cost increases could have a material adverse effect on our results of operations.

Our success is dependent on our ability to modify our magazines and develop new media products to address current trends in our industry. The development of new products is costly and time consuming with no guaranty that the new product will generate our intended results.

Our success depends, in large part, on our ability to monitor the sales and marketing community in China and market trends, and to adapt our magazines and any new media products that we develop to the evolving information needs of existing and emerging target audiences. Our future success will depend in part on our ability to continue offering new publications and services that successfully gain market acceptance by addressing the needs of specific audience groups within our target markets. The process of internally researching and developing, launching, gaining acceptance and establishing profitability for a new publication or service, is inherently risky and costly with no guarantee of success. New publications typically require several years and significant investment to achieve profitability. We cannot guaranty that our efforts to introduce new, or assimilate acquired, publications or services will be successful or profitable. Costs related to the development of new publications are expensed as incurred and, accordingly, our profitability from year to year may be adversely affected by the number and timing of new product launches.

We are currently completely dependent on an operation and management right agreement between us and CMO and our failure to extend this agreement may have a material negative effect on our results of operations, financial condition and cash flow.

We obtained our rights to market the magazines, sell the magazines and advertising space, pursuant to an operation and management right agreement that runs through October 31, 2013. Therefore, our relationship with CMO is critically important to us. Our failure to extend the contractual relationship with CMO on commercially reasonable terms may make it difficult for us to continue to operate our business unless and until we find a comparable replacement publishing house. It would be very difficult for us to find a comparable replacement publishing house and we are not at all certain that we would be able to do so.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key editorial staff and senior management personnel, including our Chief Executive Officer, Yingsheng Li, who has over ten years of experience in the publication business. They also depend in significant part upon our ability to attract and retain additional qualified management, editorial staff, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the publication, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Since we publish our magazines in China, we are subject to the Chinese Advertising Law, which imposes upon us restrictions regarding the content of our publication and our ability, as a foreign corporation, to own media assets in China.

The advertising industry in China is governed by the Advertising Law which came into effect in February 1995. Advertisers, advertising operators and distributors, including entities such as ourselves, which engage in advertising activities are required to comply with applicable procedures and provisions under the Advertising Law. If our operations are determined to be in breach of the Advertising Law, penalties may be imposed which include fines, confiscation of advertising fees, orders to cease dissemination of the relevant advertisement and orders to publish an advertisement with corrective information.

Investor confidence and the market price of our shares may be adversely impacted if we are unable to correct a material weakness or significant deficiency in our internal controls over our financial reporting identified by our management.

During our assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, management identified significant deficiencies related to our U.S. GAAP expertise, internal audit functions and the absence of Audit Committee, as of that date. The current staff in the accounting department of the subsidiaries is relatively new to U.S. GAAP and internal control procedures and needs substantial additional training so as to meet with the higher demands of being a U.S. public company. The significant deficiency in internal audit function is also due to the Company’s lack of sufficient qualified resources to perform internal audit functions. We have taken steps to address these deficiencies, however, if any of these deficiencies remains, then our financial condition could be adversely affected.

We do not have any independent directors and may be unable to appoint any qualified independent directors.

We currently do not have any independent directors. We plan to appoint a number of independent directors which will constitute a majority of our board of directors before our common stock is listed on a national securities exchange or NASDAQ, but we may not be able to identify independent directors qualified to be on our board.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities that could have negative effect on our business operations in China.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could harm our operations.

A renewed outbreak of SARS or another widespread public health problem in China, where our operations are conducted, could have a negative effect on our operations.

Our operations may be impacted by a number of health-related factors, including the following:

  quarantines or closures of some of our offices which would severely disrupt our operations,

  the sickness or death of our key officers and employees, and a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could damage our operations.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations that became effective on September 8, 2006.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a transaction that is acceptable to our stockholders or sufficiently protect their interests in a transaction.

The new regulation allows PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to the Ministry of Commerce and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Therefore, such regulation may impede our ability to negotiate and complete a business combination transaction on financial terms that satisfy our investors and protect our stockholders’ economic interests.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make sales in China. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the Pink Sheets which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently quoted on the Pink Sheets and we plan to take action to have our common stock quoted on the OTC Bulletin Board. The Pink Sheets and the OTC Bulletin Board are significantly more limited markets than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the Pink Sheets or the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions, which may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of August 6, 2008, the closing price for our common stock was $0.15 per share and therefore, it is designated a "penny stock." As a "penny stock", our common stock may become subject to Rule 15g-9 under the Exchange Act, or the "Penny Stock Rule". This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Certain of our stockholders hold a significant percentage of our outstanding voting securities and accordingly may make decisions regarding our daily operations, significant corporate transactions and other matters that other stockholders may believe are not in their best interests .

Our three major stockholders, Yingsheng Li, Xiaofeng Ding, and Dongsheng Ren, own in excess of 80% of our outstanding voting securities. They own 36.10%, 24.45% and 22.13% of our outstanding common stock, respectively. As a result, they possess significant influence, giving them the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer. Other stockholders may believe that these future decisions made by these three major stockholders are not in their best interests.

Item 3.  PROPERTIES.

All land in China is owned by the State or collectives. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

Our main executive office is located at RMA 901, KunTai International Mansion, No. 12 Chaowai Street, Beijing, 100020, China. We have land use rights relating to the land and physical office space within the building where our offices are located. These land use rights initially expire in 2056. This location has a total of 630 square feet of working space including 150 square feet open working area, two large conference rooms, six small meeting rooms and eight offices.

Item 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding beneficial ownership of our common stock as of August 6, 2008 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power as to such shares. No person listed below has any options, warrants or other rights to acquire additional securities of the Company except as may be otherwise noted.

Address of each of the persons set forth below is in care of China Marketing Media Holdings, Inc. RMA 901, KunTai International Mansion, No. 12 Chaowai Street, Beijing, 100020, China.

			Amount and
			Nature of
Title of Class	Name of Beneficial Owner	Office, If Any	Beneficial	Percent
			Ownership	of Class

Common Stock, no par value	Yingsheng Li	President, Chief Executive Officer, Interim Chief Financial Officer and Chairman	9,958,425	36.10%

Common Stock, no par value	Xiaofeng Ding	Director	6,746,077	24.45%

Common Stock, no par value	Dongsheng Ren	Director	6,103,498	22.13%

Common Stock, no par value	Bin Li	Executive Director	0	*

Common Stock, no par value	All officers and directors as a group (4 persons named above)		22,808,000	82.68%

* Less than 1%

1Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

2A total of 27,586,002 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of August 6, 2008. For each beneficial owner above, any options or warrants exercisable within 60 days have been included in the denominator.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change in control of our Company.

Item 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the name, age and position of each of our current executive officers and directors:

Name	Age	Position

Yingsheng Li	47	President, Chief Executive Officer, Interim Chief Financial Officer and Chairman

Bin Li	43	Executive Director

Xiaofeng Ding	36	Director

Dongsheng Ren	33	Director

Yingsheng Li has been our Chief Executive Officer, President and Chairman since December 31, 2005. Mr. Li has been working for our magazines for over 11 years. Mr. Li has more than 10 years of experience in magazine publishing and has worked in a number of different positions such as a reporter, director, and associate editor at CMO. Mr. Li was named one of the top ten publishers by the Henan Provincial Government in 2002. Mr. Li holds a Bachelor’s degree in Commerce and a postgraduate degree in Economics from Zhengzhou University.

Xiaofeng Ding has been our director since December 31, 2005. Mr. Ding has been working for the magazines for over 5 years and became the distribution manager of CMO in 2000. Mr. Ding handles negotiations for distribution contracts and assists in maintaining and establishing relationships with advertising agencies. Mr. Ding graduated from He Fei Industry University of China in 1990 with a Bachelor’s degree in Material Science and Engineering. He also received a postgraduate degree in national economics at Zhengzhou University in 2002.

Dongsheng Ren has been our director since December 31, 2005. Prior to joining the Company in 2003, Mr. Ren worked at the Bank of Nanfang as an assistant general manger and general manager from 2000 to 2003. Mr. Ren has more than 7 years of experience in asset management and investment banking. He received his Bachelor’s degree in electronic engineering and a Master’s degree in international economics from Xi’an Jiao Tong University in 1993 and 1996, respectively. He has been a qualified accountant in China since 1999.

Bin Li has been our executive director since December 31, 2005. Before joining the Company in March 2004, Mr. Li worked as the Vice President of Henan Huayuan Corporation, a food service business, from 1996 to 2000. In 2001, Mr. Li was admitted to the School of Management of Xi’an Jiaotong University and received his Ph.D. in Management in 2004.

Board Composition and Committees

The board of directors is currently composed of four members, Yingsheng Li, Xiaofeng Ding, Dongsheng Ren and Bin Li. All board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently do not have standing audit, nominating or compensation committees. Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees. We intend, however, to establish an audit committee and a compensation committee of the board of directors as soon as practicable. We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls. The compensation committee will be primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers.

Our board of directors has not made a determination as to whether any member of our board is an audit committee financial expert. Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Family Relationships

Except as described below, there are no family relationships among our directors or officers:

Mr. Bin Li, our Executive Director is the brother of our Chief Executive Officer, Mr. Yingsheng Li.

Involvement in Certain Legal Proceedings

Our executive officers and directors are not subject to any legal proceedings in the past five years and that may adversely affect their ability and/or integrity to serve as our directors and executive officers.

Code of Ethics

On December 28, 2006, our board of directors adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the Code of Ethics has been filed as Exhibit 14 to our registration statement on Form 10-SB/A on January 3, 2007.

Item 6. EXECUTIVE COMPENSATION.

Summary Compensation Table – 2006 and 2007

The following summary compensation table sets forth the aggregate compensation we paid or accrued to Yingsheng Li, our Chief Executive Officer and Chairman for services rendered in all capacities during the fiscal years 2006 and 2007. No other executive officers received total compensation in excess of $100,000 in either year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)(1)
Yingsheng Li, CEO and Chairman	2006	15,404	281,385(2)	296,789
	2007	19,050	12,818	31,868

(1)         Mr. Yingsheng Li’s compensation was paid by the Company in RMB. The dollar amounts in the above table were calculated on the base that $1= RMB 7.79 and $1= RMB 7.2 for years 2006 and 2007, respectively.

(2)         In January 2006, our three directors, Yingsheng Li, Xiaofeng Ding and Dongsheng Ren authorized the payment to themselves in the aggregate amount of $972,754; the payments were originally characterized as a dividend. Of the total $972,754 declared, $672,592 was paid during 2006. In July 2007, when the directors realized that the amounts paid were not properly characterized, the board cancelled the remaining payments and recharacterized the 2006 payments as bonuses paid in 2006 for services as directors.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives, during the fiscal year ended December 31, 2007.

Employment Agreements

We have not entered into a written or unwritten employment agreement with Mr. Yingsheng Li, our named executive officer, nor is he entitled to receive any payments upon termination of employment with or without cause, change in control, or upon termination following a change in control.

We entered into an employment agreement with our Executive Director, Bin Li, on March 1, 2004. This agreement was renewed on March 1, 2008 for a one-year term ending March 1, 2009. We expect that this agreement will be automatically renewed for an additional year by the parties upon its expiration. Under the terms of the agreement, as renewed, we are obligated to pay Mr. Li a monthly salary of RMB 12,000 (approximately $1,750).

Retirement Benefits

Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executive officer (other than a state pension scheme in which all of our employees in China participate).

Director Compensation

The following table provides information on the compensation paid by us to our directors for the fiscal years ended on December 31, 2006 and 2007. Bonus compensation that Mr. Yingsheng Li, our Chairman and Chief Executive Officer, received for his services as a director is reflected in the summary compensation table above.

Name	Year	Fees earned or paid	All Other	Total
		in Cash ($)	Compensation	($)(1)
			($)
Xiaofeng Ding	2006	-	165,096	165,096
	2007	-	-	-
Dongsheng Ren	2006	-	226,111	226,111
	2007	-	-	-
Bin Li	2006	16,667	-	16,667
	2007	22,864	-	22,864

(1)         Each of the persons listed in the above table received compensation from the Company in RMB. The dollar amounts in the above table were calculated on the base that $1= RMB 7.79 and $1= RMB 7.2 for years 2006 and 2007, respectively.

(2)         In January 2006, our three directors, Yingsheng Li, Xiaofeng Ding and Dongsheng Ren authorized the payment to themselves in the aggregate amount of $972,754; the payments were originally characterized as a dividend. Of the total $972,754 declared, $672,592 was paid during 2006. In July 2007, when the directors realized that the amounts paid were not properly characterized, the board cancelled the remaining payments and recharacterized the 2006 payments as bonuses paid in 2006 for services as directors.

Historically, except for Mr. Bin Li, we have not paid our directors retainer fees or fees for attending meetings of our board of directors but we do reimburse directors for reasonable travel expenses related to attendance at board meetings. However, we paid a bonus to three of our four directors during 2006. Mr. Bin Li did not receive a dividend declaration because he did not own any shares in either Media Challenge or the Company at the time the dividend was declared.

In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. No stock or stock options or other equity incentives were awarded to our directors during the fiscal year ended December 31, 2007. We do not have non-equity incentive or a deferred compensation plan that our directors may participate in.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation").

Our Chief Executive Officer, Yingsheng Li, and other members of our executive team are also executive officers and/or directors of CMO. We are parties to the Operation and Management Right Agreement with CMO. This agreement is material to the operation of our business. Under this agreement, from November 1, 2003 to October 31, 2013, our subsidiary, Shenzhen Media, is obligated to market the magazines, sell the magazines and advertising space, provide strategic planning for the magazines, and train the professional staff of CMO. Under the terms of the contract, Shenzhen Media bears all of the operating costs relating to the publishing of the magazines and is entitled to all revenues generated from selling the magazines and its advertising space.

Prior to becoming a public reporting company, we loaned money to our directors, Yingsheng Li, Xiaofeng Ding and Dongsheng Ren. The loans are unsecured, and non-interest bearing. The loans were paid off by the end of March 2007.

We believe that the terms of our above related party transactions are comparable to terms that would have been achieved in an arms-length negotiation and thus comparable to terms with unaffiliated third parties.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

Item 8. LEGAL PROCEEDINGS.

We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

Our common stock is quoted on the pink sheets under the symbol CMKM. The CUSIP number is 169411105. Prior to February 10, 2006, our stock symbol was IFLF. Trading in our common stock has been limited and sporadic.

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. These prices are adjusted to reflect the 1-for-10 reverse split of our common stock that occurred on January 25, 2006.

	Closing Bid Prices (1)
	High	Low
Year Ended December 31, 2008
1st Quarter	$0.28	$0.10
2nd Quarter	$0.15	$0.01
3rd Quarter (through August 6, 2008)	$0.15	$0.15

Year Ended December 31, 2007
1st Quarter	$0.25	$0.20
2nd Quarter	$0.25	$0.20
3rd Quarter	$2.00	$0.25
4th Quarter	$0.32	$0.20

Year Ended December 31, 2006
1st Quarter (2)	$4.00	$0.45
2nd Quarter	$2.25	$0.10
3rd Quarter	$3.50	$1.09
4th Quarter	$2.05	$0.25

__________________
(1)         The above tables set forth the range of high and low closing prices per share of our common stock as reported by www.quotemedia.com for the periods indicated.
(2)         Market prices were only available from February 13, 2006.

Approximate Number of Holders of Our Common Stock

As of August 6, 2008, there were approximately 18 stockholders of record of our common stock.

Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

Dividends

In January 2006, our three directors, Yingsheng Li, Xiaofeng Ding and Dongsheng Ren authorized the payment to themselves in the aggregate amount of $972,754; the payments were originally characterized as a dividend. Of the total $972,754 declared, $672,592 was paid during 2006. In July 2007, when the directors realized that the amounts paid were not properly characterized, the board cancelled the remaining payments and recharacterized the 2006 payments as compensations paid in 2006 for services as directors.

Any future decisions regarding dividends will be made by the board of directors of the company. The company currently intends to retain and use any future earnings for the development and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

Transfer Agent

Our independent stock transfer agent is Standard Transfer & Trust Co., Inc., located in 2980 S. Rainbow Blvd., Suite 220H, Las Vegas, NV 89146. Their phone number is (702) 212-3493.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES.

On January 25, 2006, we issued 22,808,000 shares of common stock to the former shareholders of Media Challenge upon conversion of the convertible promissory notes that were originally issued to those former shareholders in connection with the reverse acquisition transaction that closed on December 31, 2005. The issuance of such shares was exempt from registration under the Securities Act, as a private transaction under Section 4(2) of the Securities Act.

Our reliance on the exemption provided by Section 4(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, no par value. As of August 6, 2008, 27,586,002 shares were issued and outstanding. No other class of securities is authorized, issued or outstanding.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders and to receive dividends when, and if declared by our board from funds legally available for such purposes. Upon liquidation, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company. Stockholders do not have cumulative voting rights or preemptive rights.

We are not authorized to issue any classes of stock other than common stock.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under Texas corporate law, and may indemnify such persons to such further extent as permitted by law.

Item 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements of the Company appear at the end of this document beginning with the table of contents to the Financial Statements on page F-1.

Item 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

On December 31, 2005, we retained Child, Sullivan & Company as our initial independent auditors. On or about January 1, 2006, Child, Sullivan & Company changed its accounting practice from a corporation to a professional limited liability company named Child, Van Wagoner & Bradshaw, PLLC. As this is viewed as a separate legal entity, we terminated our auditing arrangement with Child, Sullivan & Company as our independent auditor and engaged Child, Van Wagoner & Bradshaw, PLLC, as our independent auditor for our fiscal year ended December 31, 2005. The decision to change our independent auditor was approved by the our board of directors.

None of the reports of Child, Sullivan & Company, on our financial statements for either of the past two years or subsequent interim period contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

There were no disagreements between us and Child, Sullivan & Company, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Child, Sullivan & Company, would have caused them to make reference to the subject matter of the disagreement in connection with its report. Further, Child, Sullivan & Company has not advised us that:

        1)         internal controls necessary to develop reliable financial statements did not exist; or

        2)         information has come to the attention of Child, Sullivan & Company which made it unwilling to rely upon management’s representations, or made it unwilling to be associated with the financial statements prepared by management; or

        3)         the scope of the audit should be expanded significantly, or information has come to the attention of Child, Sullivan & Company that they have concluded will, or if further investigated might, materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal year ended December 31, 2006.

On or about January 2, 2006 we engaged Child, Van Wagoner & Bradshaw, PLLC as our independent auditor to audit our financial statements as successor to Child, Sullivan & Company. During our two most recent fiscal years or subsequent interim period, we have not consulted with the entity of Child, Van Wagoner & Bradshaw, PLLC regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor did the entity of Child, Van Wagoner & Bradshaw, PLLC provide advice to us, either written or oral, that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue. Further, during our two most recent fiscal years or subsequent interim period, we have not consulted the entity of Child, Van Wagoner & Bradshaw, PLLC on any matter that was the subject of a disagreement or a reportable event.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a) The following financial statements are included herewith immediately before the signature page to this registration statement:

1) Unaudited Consolidated Financial Statements of the Company as of and for the periods ended March 31, 2008 and 2007, including the balance sheets, statements of operation and other comprehensive income, statements of changes in stockholders’ equity and statements of cash flows.

2) Audited Consolidated Financial Statements of the Company as of and for the years ended December 31, 2007 and 2006, including the balance sheets, statements of operation and comprehensive income, statements of changes in stockholders’ equity and statements of cash flows.

(b) Exhibits

Exhibit Number	Description of Exhibit

Exhibit 2.1	Share Exchange Agreement by and among the Company, Media Challenge Holdings Limited and certain shareholders thereof, dated as of December 31, 2005 [Incorporated by reference to Exhibit 2.1 to the Registration Statement of the Company on Form 10-SB, filed with the SEC on February 14, 2006, in file number 0-51806]

Exhibit 2.2	Convertible Promissory Note*

Exhibit 3.1	Articles of Incorporation, as amended [Incorporated by reference to Exhibit 3.1 to the Registration Statement of the Company on Form 10-SB, filed with the SEC on February 14, 2006, in file number 0-51806]

Exhibit 3.2	Amended and Restated Bylaws*

Exhibit 10.1	Operation and Management Right Agreement, dated October 23, 2006, by and between CMO and Shenzhen Media*

Exhibit 10.2	Amendment to Operation and Management Right Agreement, dated January 8, 2004, by and between CMO and Shenzhen Media*

Exhibit 10.3	Description of Verbal Amendment to Operation and Management Right Agreement, dated January 8, 2004, by and between Sale and Marketing Publishing House and Shenzhen Media Investment Co., Ltd. [Incorporated by reference to Exhibit 10.3 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.4	Entrust Agreement, dated November 20, 2004, by and between Shenzhen New Media and Shenzhen Media*

Exhibit 10.5	Equity Transfer Agreement, dated October 10, 2006, by and between Zhu Yu Tong and Shenzhen New Media. [Incorporated by reference to Exhibit 10.5 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.6	Outsourcing Agreement, dated December 30, 2006, by and between Henan Xinhua Printing Factory and CMO. [Incorporated by reference to Exhibit 10.6 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.7	Outsourcing Agreement, dated December 30, 2006, by and between Henan Xinhua Printing Factory and CMO. [Incorporated by reference to Exhibit 10.7 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.8	Outsourcing Agreement, dated December 16, 2006, by and between Henan Ruiguang Printing Co., Ltd. and CMO. [Incorporated by reference to Exhibit 10.8 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.9	Employment Agreement, dated March 1, 2004, by and between Bin Li and Shenzhen New Media*

Exhibit 10.10	Employment Agreement, dated December 15, 2006, by and between Yifang Fu and China Marketing*

Exhibit 10.11	Agreement of Share Transfer, dated March 7, 2005, by and among Yingsheng Li, Xiaofeng Ding, Dongsheng Ren and Shenzhen New Media*

Exhibit 10.12	Agreement of Share Transfer, dated March 7, 2005, by and between CMO and Shenzhen New Media*

Exhibit 10.13	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Guangzhou Qiankuntai Bookstore*

Exhibit 10.14	Distribution Agreement, dated April 3, 2006, by and between Shenzhen New Media and Huadao Consulting Co., Ltd.*

Exhibit 10.15	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Nanjing Cultural Development Co., Ltd.*

Exhibit 10.16	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Shandong Qianyan Culture Dissemination Co., Ltd.*

Exhibit 10.17	Distribution Agreement, dated February 28, 2006, by and between Shenzhen New Media and Changsha Youyou Reading Group*

Exhibit 10.18	Distribution Agreement, dated February 9, 2006, by and between Shenzhen New Media and Zhengzhou Huanghe Culture Group*

Exhibit 10.19	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Hangzhou Tianyi Books Co., Ltd.*

Exhibit 10.20	Operation and Management Agreement, dated December 13, 2007, by and between Shenzhen New Media and Shanghai Longcom Telecom Co., Ltd. [Incorporated by reference to Exhibit 10.20 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 18, 2008, in file number 0-51806]

Exhibit 14	Code of Ethics*

Exhibit 21	List of Subsidiaries of the Registrant [Incorporated by reference to Exhibit 21 to the Annual Report on Form 10-KSB, filed with the SEC on April 18, 2008, in file number 0-51806]

Exhibit 23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC

* Previously filed with Amendment No. 1 to the Registration Statement on Form 10-SB filed on January 3, 2007.

CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED MARCH 31, 2008 AND 2007

CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,635,986	$1,548,602
Accounts receivable	82,417	90,280
Prepaid expenses	452,161	289,381
TOTAL CURRENT ASSETS	2,170,564	1,928,263
OTHER ASSETS
Investment Deposit - purchase of targets	5,696,221	5,476,001
Deferred tax asset	-	34,154
Loan receivables to major sales agents	273,219	58,949
Investment (equity method)	372,163	370,376
Related party receivables - affiliates	2,260,725	1,842,795
Other receivable	262,043	133,597
Goodwill	791,061	760,478
Other assets	100,540	149,064
Fixed assets	1,607,554	1,513,818
Accumulated depreciation	(248,723)	(191,887)
License agreement	1,439,620	1,383,964
Accumulated amortization	(635,832)	(576,651)
TOTAL OTHER ASSETS	11,918,591	10,954,658
TOTAL ASSETS	$14,089,155	$12,882,921
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$26,018	$74,762
Accrued expenses and levies	238,009	275,780
Deferred revenues	314,619	250,621
Other payable	-	49,664
Taxes payable	83,478	49,228
TOTAL CURRENT LIABILITIES	662,124	700,055
TOTAL LIABILITIES	662,124	700,055
Minority Interest	241,312	281,606
STOCKHOLDERS' EQUITY
Common stock: no par value; 100,000,000 common shares	1,112,546	1,112,546
authorized; 27,586,002 common shares issued and outstanding
Retained earnings	10,562,281	9,785,181
Accumulated other comprehensive income	1,510,892	1,003,533
TOTAL STOCKHOLDERS' EQUITY	13,185,719	11,901,260
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,089,155	$12,882,921

See accompanying notes to unaudited consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three months ended March 31,
	2008	2007

Revenues
Sales revenue	$2,609,784	$1,999,087
Cost of goods sold	728,514	608,773
Gross profit	1,881,270	1,390,314

Expenses
Payroll expenses	341,775	162,745
General and administrative	757,407	346,355
Total expenses	1,099, 182	509,100

Income from operations	782,088	881,214

Other income (expenses)
Interest income (expense)	1,305	891
Investment loss from unconsolidated subsidiary	(12,824)	(12,596)
Other	46,741	27,996
Total other income (expenses)	35,222	16,291

Net income before taxes	817,310	897,505
Provision for income taxes	80,504	26,999

Net income before minority interest	736,806	870,506
Less minority interest (loss)	(40,294)	-
Net Income	$777,100	$870,506
Foreign currency translation adjustment	507,359	82,250

Comprehensive income	$1,284,459	$952,756

Basic and fully diluted earnings per share	$0.03	$0.03
Weighted average shares outstanding	27,586,002	27,586,002

See accompanying notes to unaudited consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)

				Accumulated Other	Total
	Common	Common	Retained	Comprehensive	Stockholders'
	Shares	Stocks	Earnings	Income	Equity
December 31, 2006	27,586,002	$1,112,546	$6,855,026	$328,421	$8,295,993
Net income for the year ended December 31, 2007			2,930,155		2,930,155
Foreign currency translation				675,112	675,112
December 31, 2007	27,586,002	$1,112,546	$9,785,181	$1,003,533	$11,901,260
Net income for the three months ended March 31, 2008			777,100		777,100
Foreign currency translation				507,359	507,359
Balance March 31, 2008	27,586,002	$1,112,546	$10,562,281	$1,510,892	$13,185,719

See accompanying notes to unaudited consolidated financial statements

 CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
	2008	2007
Cash flow from operating activities:
Net income	$777,100	$870,506
Adjustments to reconcile net income to cash provided by operations:
Minority interest	(40,294)	-
Amortization and depreciation	114,024	53,417
Investment loss (equity method)	12,824	12,596
Change in operating assets and liabilities:
Accounts receivable	11,245	(362,255)
Settlement receivable	-	(3,292)
Other receivable	(45,089)	-
Due from major sales agent	(137,658)	(494,775)
Deferred tax asset	35,527	-
Prepaid expenses	(147,878)	99,512
Other asset	52,413	(33,967)
Accounts payable	(50,633)	(36,717)
Accrued expenses	(47,520)	78,054
Other payable	(52,546)	148
Taxes payable	31,573	(41,861)
Deferred revenues	52,755	(83,983)
Net cash provided by operations	565,843	57,383
Cash flow from investing activities:
Purchase of fixed assets	(62,901)	(24,210)
Receipts from directors	-	931,540
Deposits to acquire target company	-	(167,502)
Cash acquired in purchase of subsidiary	-	109,670
Advance to related entities	(491,054)	-
Net cash used in investing activities	(553,955)	849,498
Cash flow from financing activities:
Increase of long term debt	-	12,965
Net cash used in financing activities	-	12,965
Increase (decrease) in cash and cash equivalents	11,888	919,846

Effect on rate changes on cash	75,496	55,159
Cash and cash equivalents, beginning of period	1,548,602	5,127,840
Cash and cash equivalents, end of period	$1,635,986	$6,102,845
Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$282
Income taxes paid in cash	$80,504	$46,552
Non-Cash investing and financing activities
Dividend payable offset by related party receivable	$-	$-

See accompanying notes to unaudited consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The consolidated operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008. For further information, refer to the financial statements and footnotes thereto included in our Annual Report Form 10-KSB for the year ended December 31, 2007.

1. Nature of operations

China Marketing Media Holdings, Inc. ("China Marketing") was incorporated under the laws of the State of Texas on October 29, 1999.

On December 31, 2005, China Marketing completed a share exchange (the "Exchange") with the stockholders of Media Challenge Holdings Limited ("Media Challenge") pursuant to the terms of an Agreement for Share Exchange dated December 31, 2005. In the Exchange, China Marketing acquired all of the issued and outstanding stock of Media Challenge in exchange for a convertible promissory note in the amount of $441,600 that was converted into 22,808,002 shares of China Marketing common stock upon the completion of a one for ten reverse stock split. The Exchange resulted in the previous controlling shareholders of Media Challenge becoming the controlling shareholders of China Marketing. Consequently, the Exchange is accounted for as a reverse merger, whereby the accounts of Media Challenge are recapitalized to show the adopted capital structure of China Marketing.

Media Challenge was incorporated on August 12, 2004, under the laws of the Territory of the British Virgin Islands (BVI). Media Challenge is a holding company and has no operations other than operations that it conducts through its direct and indirect subsidiaries. One of Media Challenge's subsidiaries, Shenzhen New Media Consulting Co., Ltd. ("Shenzhen New Media") was incorporated on November 15, 2004 under the law of People's Republic of China ("PRC").

According to an agreement, dated March 7, 2005, Shenzhen New Media acquired 100% of Shenzhen Media Investment Co., Ltd. ("Shenzhen Media"), an entity controlled by three common owners of Media Challenge. Shenzhen Media was formed on October 22, 2003, under the laws of PRC. China Marketing completed the acquisition of Shenzhen Media on December 21, 2005, and Shenzhen Media is now a wholly owned subsidiary of Shenzhen New Media. The transaction was accounted for as a transfer of entities under common control.

In October 2004, Shenzhen Media formed a new wholly owned subsidiary in PRC known as Beijing Media Management and Consulting Co., Ltd. ("Beijing Media").

In November 2005, Shenzhen New Media formed a new wholly owned subsidiary in PRC known as Shenzhen New Media Advertising Co., Ltd. ("NMA"). The registered capital of NMA is one million RMB, i.e., 122,100USD (exchange rate as 1USD: 8.19 RMB).

On March 26, 2007, the Company acquired 100% of Shenzhen Caina Brand Consultant Company ("Shenzhen Caina"). Shenzhen Caina owned 100% of Beijing Caina Xianliang Marketing and Layout Company. After the acquisition, Shenzhen New Media owned 100% of Shenzhen Caina and Beijing Caina. Both Shenzhen Caina and Beijing Caina provide consulting services to clients concerning advertising and marketing matters.

In November 2007, Shenzhen Media formed a new 52% owned subsidiary in PRC known as Beijing Orient Converge Human Resources Management Center Co. Ltd.( "BJOC"). The registered capital of BJOC is RMB5,000,000, i.e.,684,500USD (exchange rate as 1USD: 7.30 RMB).

The consolidated entity is hereafter referred to as "the Company".  The Company engages in the sale of its magazines and advertising space within its magazines, which are sold throughout China.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

2. Basis of Presentation

The consolidated financial statements include the accounts of China Marketing, Media Challenge, Shenzhen New Media, Shenzhen Media, Beijing Media, NMA, Shenzhen Caina, Beijing Caina and BJOC. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). This basis differs from that used in the statutory accounts of Shenzhen New Media, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP. These statements have been retroactively restated to show the effects due to the consolidation of Shenzhen Media and reverse merger wherein the Company assumed the capital structure of China Marketing and a 1:10 reverse stock split that was effected on January 25, 2006.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company's business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company's assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable.

Revenue Recognition

Revenues are recognized when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred according to the sale terms, (3) the seller's price to the buyer is fixed or determinable; and (4) collectibles are reasonably assured.

Magazines

The Company publishes three issue magazines each month, (namely Sale edition, Channel edition and Case edition) of "China Marketing" and other special editions periodically, for example, "China Business & Trade" – (Training edition).

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

The Company recognizes revenues for the advertising sales and consulting service ratably over the periods when the customer's advertisements are published and service are provided. Total revenue from the advertising sales is $1,116,016 and $1,157,748 for the three months ended March 31, 2008 and 2007, respectively.

In addition, the Company recognizes revenue from the publishing of above magazines when the risks and rewards of ownership of the goods have transferred to the customer, which is usually on delivery or when title passes. Total revenue from the publishing business is $486,556 and $395,814 for the three months ended March 31, 2008 and 2007, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Vehicle	5 years
Furniture and equipment	5 years
Computer equipment	5 years

Depreciation expense for the three months ended March 31, 2008 and 2007 was $54,843 and $20,853, respectively.

At cost	March 31, 2008	December 31, 2007
Building	969,717	969,717
Motor vehicles	119,803	119,803
Furniture and equipment	518,034	424,298
	1,607,554	1,513,818
Less: accumulated depreciation	(248,723)	(191,825)
	1,358,831	1,321,993

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." No impairment of assets was recorded in the periods reported.

Intangible Assets

In accordance with SFAS 142, "Goodwill and Other Intangible Assets", Goodwill amounts are not amortized, but rather are tested for impairment at least annually. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which is the ten years of the "license agreement." The carrying amount of the asset is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No intangible asset impairment charges are deemed necessary for the three months ended March 31, 2008 and year ended December 31, 2007.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

License amortization expense included in cost of sales for the three months ended March 31, 2008 and 2007 was $59,181and $32,564, respectively.

Goodwill on acquisition of subsidiaries

On March 26, 2007, the Company acquired 100% of Shenzhen Caina, an entity formerly owned by an individual not related to the Company. Shenzhen Caina owns 100% of Beijing Caina. After acquisition, Shenzhen New Media owns 100% of Shenzhen Caina and Beijing Caina. Both Shenzhen Caina and Beijing Caina provide consulting services to clients regarding advertising and marketing matters. Goodwill on acquisition of the above-mentioned subsidiaries was calculated as follows:

	RMB	USD
Purchase consideration	¥8,000,000	$1,095,200
Less: Net assets at fair value		-
Cash and cash equivalents	848,200	116,119
Accounts receivable	934,000	127,865
Prepaid expenses	110,236	15,091
Deposit	248,532	34,024
Settlement receivable		-
Others	544,100	74,487
Related party receivable	1,180,920	161,668
Fixed assets	1,365,173	186,892
Accumulated depreciation	(142,390)	(19,493)
Accrued expenses and levies	(1,409,544)	(192,967)
Other payable	(1,066,164)	(145,958)
Taxes payable	(168,051)	(23,006)
Net assets acquired	¥2,445,013	$334,722
Goodwill on acquisition	¥5,554,987	$760,478
Acquisition of subsidiaries (net of cash acquired)	¥7,151,800	$979,081

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Investment (equity method)

Shenzhen Keungxi Technology Company Ltd. or SKTC was incorporated in China in October 2005. Its business scope includes, among others, sales and development of computer software, computer and communication systems. It also provides information system consulting services. Shenzhen Media holds 48% of the equity of SKTC and three individual shareholders, Wengao Luo, Xi Chen and Bin Li own the remaining 21.5%, 21.5% and 9% of SKTC, respectively.

Balance as of Dec.31, 2005	$78,555
Investment Losses (48%)	(41,835)
Advances made to SKTC	166,031
Balance as of Dec.31, 2006	202,751
Investment Losses (48%)	(49,916)
Advances made to SKTC	217,541
Balance as of Dec.31, 2007	370,376
Investment Losses (48%)	(9,578)
Advances made to SKTC	11,365
Balance as of Mar.31, 2008	372,163

Minority Interest

Minority interest represents non-controlling owners 48% of equity in BJOC.

Cost of Goods Sold

Cost of goods sold includes printing, labor costs and amortization incurred by the Company in the production of its magazines. The Company records the estimated cost of returned magazines at the date we delivered the magazines to our vendors. Our sales are based on three main distribution channels throughout China: (1) postal subscription base distribution; (2) direct order distribution; and (3) agency base distribution.

First, postal subscription channel involves the distribution of our magazines by Chinese post offices. Magazine subscribers can request their subscriptions delivered from the post offices in China. Returns are not allowed for magazines sold through postal subscription.

Second, order distribution involves request made by a subscriber to us for a single or multiple issues of magazines that do not involve an ongoing subscription. Upon receipt of order request and payment, we deliver the ordered issues to the address requested by the subscriber. Returns are not permitted for magazines sold through direct request subscription.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Third, agency distribution involves delivery of our magazines to sales agents who then distribute the magazines to retail agents at various locations throughout China. During 2006 we granted sales agents a two-month return privilege. Average return rate for the three months ended March 31, 2008 was 12.42%. and for the three months ended March 31, 2007 was 17%.

In accordance with the provisions of SFAS 48, "Criteria for Recognizing Revenue When Right of Return Exists.": If an enterprise sells its product but gives the buyer the right to return the product, revenue from the sales transaction shall be recognized at time of sale only if all of the following conditions are met:

a. The seller's price to the buyer is substantially fixed or determinable at the date of sale.

b. The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product.

c. The buyer's obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product.

d. The buyer acquiring the product for resale has economic substance apart from that provided by the seller.

e. The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer.

f. The amount of future returns can be reasonably estimated.

We recognize magazine sales revenue in accordance with the provisions of SFAS 48 : first, our price to the sale agent is fixed; second, the sale agent has to pay us fully upon order request and the payment is not contingent on resale of the magazines; third, we are not responsible in the event of theft or physical destruction or damage of the product after delivery; fourth, our sale agents include bookstores, reading group, and culture group, etc.; fifth, we have no obligations to resell the magazines distributed to sale agents; finally, the amount of returns can be reasonably estimated.

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $40,901 and $4,208 of advertising and promotion costs for the three months ended March 31, 2008 and  2007 respectively.

Reclassification

Certain amounts in the prior year have been reclassified to conform to the current year's presentation.

Earnings Per Share

Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants. The numerators and denominators used in the computations of basic EPS are presented in the following table:

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

	Three months ended March 31,
	2008	2007
NUMERATOR FOR BASIC AND DILUTED EPS
Net income to common stockholders	$777,100	$870,506

DENOMINATORS FOR BASIC AND DILUTED EPS
Weighted average shares of common stock outstanding	27,586,002	27,586,002
EPS - Basic and Diluted	$0.03	$0.03

Approximately 64% of the Company's sales are generated from its four major sale agents in the PRC. The representatives solicited advertising from general public in their designated geographic territory. The Company's magazines are believed to be well established and recognized by the general public. In this regard, the management believes no severe impact on the company sales would result if any of the sale agents are lost.

Major Distribution Agents for the Publishing Business

Approximately 25% of the Company's magazines are distributed by three major distribution agents in the PRC. The distribution agents are distributing the magazines to the retails outlets in their designated geographic territory. The Company's magazines are believed to be well established and recognized by the general public. In this regard, the management believes no severe impact would occur on the Company sales if any of the distributing agents were lost.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi ("RMB") of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC's government. We use the Closing Rate Method in currency translation of the financial statements of the company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

In 2007, one of the company's subsidiaries, NMA, which has accounted for most of the revenues, is exempt from taxes at the national level.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

The Company has implemented SFAS No.109 "Accounting for Income Taxes", which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded deferred tax assets of $0 and $34,154 as of March 31, 2008 and December 31, 2007, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No.107 "Disclosures About Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts of reported current assets and current liabilities approximate their fair value because of short maturity of theses instrument and market rates of interest.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shenzhen New Media and its direct and indirect subsidiary are limited by certain statutory regulations in the PRC. No dividends may be paid by Shenzhen New Media without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

4. Loan Receivable with Major Sales Agents

The Company had loans receivable amounting to $273,219and $58,949 as of March 31, 2008 and December 31, 2007, respectively. Loans were provided to the Company's major sales agents. The loans are unsecured, and bear no interest. These loans have no fixed payment schedule and are payable on demand.

5. Prepaid Expenses

Prepaid expenses consist primarily of prepayments made to the unrelated company in advance for future financial and legal consultation services. As of March 31, 2008 and December 31, 2007, prepaid balance under these arrangements totaled $452,161 and $289,381, respectively.

6. Investment Deposit – purchase of a target company

On December 13, 2007, Shenzhen New Media signed an agreement with Shanghai Longcom Telecom Co. Ltd. ("Longcom") for an acquisition of 100% operation rights in Shanghai Longcom Telecom Co. Ltd. Shenzhen New Media paid RMB 40,000,000 (approximately $5,476,001) as a purchase deposit. Longcom is engaged in online direct marketing, distribution, B2C (business to consumer) e-commerce, IT retail and 3 C (computer, communication and consumer products) retail sales model by cooperating with mainstream products OEM / ODM manufacturers.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

7. Related Party Transactions with an Affiliate

CMO, an affiliate owned by the PRC government, is controlled and directed by a common director and major shareholder of the Company. CMO is not a direct or indirect subsidiary of the Company. Transactions with CMO are listed as follows:

Operation and Management Right Agreement

On October 23, 2003, Shenzhen Media entered into a 10-year agreement with CMO. The agreement calls for the payment of $1,220,930 to CMO in exchange for a right to oversee the operation and strategic planning of advertising, publishing, and staff training for the magazines that are published by CMO. Under this agreement, Shenzhen Media is entitled to collect advertising revenues from clients already existing at the time of the contract, in addition to any new clients that Shenzhen Media can solicit and retain.

Shenzhen Media shall bear all the operating costs and receive all the revenues from the contracted businesses.

Shenzhen Caina Corporate Image Consulting and Design Company is an affiliate owned and controlled by Mr. Zhu Yuhong, brother of Mr. Zhu Yu Tong. Shenzhen Caina loaned $158,070 and $104,044 as of March 31, 2008 and December 31, 2007 to Shenzhen Caina Corporate Image Consulting and Design Company to develop businesses for Shenzhen Caina.

Related party balance as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Loan receivable – CMO	$ 2,102,655	$ 1,738,751
Loan receivable - Shenzhen Caina Brand Consultant Company	158,070	104,044
Total of related party receivables	$ 2,260,725	$ 1,842,795

The above loans are unsecured, and bear no interest. These loans have no fixed payment schedule and are payable on demand.

8.  Income Taxes Expense

United States

The Company was incorporated in the United States of America and is subject to U.S. tax law. No provisions for income taxes have been made as the Company has no U. S. taxable income for the years presented. The applicable income tax rates for the Company for the periods ended March 31, 2008 and 2007 are 34%.

British Virgin Islands

Media Challenge was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8.  Income Taxes Expense (continued)

PRC

The Company is currently subject to income taxes according to applicable tax laws in the PRC. The tax rates are 0% for Shenzhen New Media Advertising Company Ltd., 15% for Shenzhen New Media and Shenzhen Media and 33% for CMO. The provision for income taxes for the three months ended March 31, 2008 and 2007 was $80,504 and $26,999, respectively.

Pursuant to the laws and regulations in the PRC, Shenzhen New Media Advertisement, as a wholly foreign owned enterprise ("WFOE") in the PRC, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year in 2006. Other subsidiaries income tax rate range from 0% to 33%.

a) The provision for income taxes consists of the following:

	Three months ended March 31,
	2008	2007
PRC:		-
Current Tax	$80,504	$26,999
- Deferral tax provision	-	-

Total	$80,504	$26,999

9. Lease Commitments

The Company leases four office spaces located at Room 101-114, Jinglian Garden, Jingtian Road, Futian District, Shenzhen, 518000, PRC, Room 903-905, Kun Tai International Mansion, Chao Wai Street, Beijing, 100020, PRC and 4A602 Houxiandai City, No.16 Baiziwan Rd., Beijing, 100200, PRC, 7th Floor, Building 1 , Qinghua Post-graduation school of Qinghua University, Guanghua Road, Beijing,100020, PRC., Room 556 Shenchang Building, No.51 Zhichun Rd., Haidian District, Beijing, PRC.

These leases require monthly payments as of following: a monthly payment of $16,136 from November 2007 to November 2009, a monthly payment of $4,756 from September 2007 to August 2009, a monthly payment of $3,817 from November 2007 to October 2008, a monthly payment of $10,889 from May 2007 to June 2009 and a monthly payment of $330 from November 2007 to November 2008, respectively.

The future lease commitment for the office lease is $430,643 and $207,472 for year 2008 and year 2009 respectively.

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

10. Concentrations and Risk

The Company's major operations are through an agreement with its affiliate as discussed in Note 7 with CMO, a company owned by the PRC government. All the revenues are generated through production of the magazines owned by CMO. The current contract will terminate in 2013, and it is unknown whether the contract will be renewed. A change in the political climate in the PRC could also have a material adverse effect on the Company's business.

11. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

12. Recent Accounting Pronouncements

In March 2008, The Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not completed its evaluation of the potential impact, if any, of the adoption of SFAS No. 161 on its consolidated financial position, results of operations and cash flows.

In December, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), "Business Combinations" (hereinafter "SFAS No. 141 (revised 2007)"). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS No. 141 (revised 2007) is broader than the scope of SFAS No. 141, which it replaces. The effective date of SFAS No. 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement will have no immediate material effect on the Company's consolidated financial condition or results of operations.

In December, 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (hereinafter "SFAS No. 160"). This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent's equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement will have no immediate material effect on the Company's consolidated financial condition or results of operations.

CHINA MARKETING MEDIA HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

CHINA MARKETING MEDIA HOLDINGS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors
China Marketing Media Holdings, Inc.
People’s Republic of China

We have audited the consolidated balance sheets of China Marketing Media Holdings, Inc. (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Marketing Media Holdings, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
April 14, 2008

CHINA MARKETING MEDIA HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,548,602	$5,127,840
Accounts receivable	90,280	28,612
Prepaid expenses	289,381	192,574
Settlement receivable	-	345,025
TOTAL CURRENT ASSETS	1,928,263	5,694,051
OTHER ASSETS
Due from directors	-	925,944
Investment Deposit - purchase of targets	5,476,001	1,024,590
Deferred tax asset	34,154	-
Loan receivables to major sales agents	58,949	604,853
Investment (equity method)	370,376	202,751
Related party receivables - affiliates	1,842,795	-
Other receivable	133,597	-
Goodwill	760,478	-
Other assets	149,064	42,588
Fixed assets	1,513,818	1,117,503
Accumulated depreciation	(191,887)	(53,699)
License agreement	1,383,964	1,294,736
Accumulated amortization	(576,651)	(410,000)
TOTAL OTHER ASSETS	10,954,658	4,749,266
TOTAL ASSETS	$12,882,921	$10,443,317
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	74,762	$36,497
Accrued expenses and levies	275,780	40,439
Deferred revenues	250,621	93,609
Other payable	49,664	25,955
Taxes payable	49,228	76,028
Dividend payable	-	300,974
TOTAL CURRENT LIABILITIES	700,055	573,502
Long-term debt - related party (affiliate) see note 7	-	1,573,822
TOTAL LIABILITIES	700,055	2,147,324
Minority Interest	281,606	-
STOCKHOLDERS' EQUITY
Common stock: no par value; 100,000,000 common shares	1,112,546	1,112,546
authorized; 27,586,002 common shares issued and outstanding
Retained earnings	9,785,181	6,855,026
Accumulated other comprehensive income	1,003,533	328,421
TOTAL STOCKHOLDERS' EQUITY	11,901,260	8,295,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,882,921	$10,443,317

See accompanying notes to consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year ended December 31,
	2007	2006

Revenues
Sales revenue	$9,735,841	$8,383,087
Cost of goods sold	3,331,653	3,057,859
Gross profit	6,404,188	5,325,228

Expenses
Amortization and depreciation	140,207	106,338
Advertising and promotion	184,859	36,452
Payroll expenses	1,423,251	899,556
Legal and professional fees	251,462	580,240
Other general and administrative	1,499,385	679,173
Total expenses	3,499,164	2,301,759

Income from operations	2,905,024	3,023,469

Other income (expenses)
Interest income (expense)	48,297	40,165
Investment loss from unconsolidated subsidiary	(49,916)	(41,835)
Other	15,692	43,763
Total other income (expenses)	14,073	42,093

Net income before taxes	2,919,097	3,065,562
Provision for income taxes	35,896	-

Net income before minority interest	2,883,201	3,065,562
Less minority interest (loss)	(46,954)	-
Net Income	$2,930,155	$3,065,562
Foreign currency translation adjustment	675,112	231,552

Comprehensive income	$3,605,267	$3,297,114

Basic and fully diluted earnings per share	$0.11	$0.11
Weighted average shares outstanding	27,586,002	27,586,002

See accompanying notes to consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated Other	Total
	Common	Common	Retained	Comprehensive	Stockholders'
	Shares	Stocks	Earnings	Income	Equity

January 1, 2006	27,586,002	$1,112,546	$3,789,464	$96,869	$4,998,879
Net income			3,065,562		3,065,562
Foreign currency translation				231,552	231,552

December 31, 2006	27,586,002	$1,112,546	$6,855,026	$328,421	$8,295,993
Net income			2,930,155		2,930,155
Foreign currency translation				675,112	675,112

Balance December 31, 2007	27,586,002	$1,112,546	$9,785,181	$1,003,533	$11,901,260

See accompanying notes to consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2007	December 31, 2006
Cash flow from operating activities:
Net income	$2,930,155	$3,065,562
Adjustments to reconcile net income to cash provided by operations:
Minority interest	(46,954)
Amortization and depreciation	273,834	233,180
Loss on disposals of fixed assets	-	4,132
Investment (gain) loss (equity method)	49,916	41,835
Change in operating assets and liabilities:
Accounts receivable	65,819	329,504
Settlement receivable	356,093	(338,012)
Deposits	-	61,476
Due from major sales agent	435,157	438,809
Deferred tax asset	(32,977)	-
Prepaid expenses	(33,234)	214,325
Other asset	90,047	5,411
Accounts payable	34,518	34,775
Accrued expenses	38,703	-
Other payable	(100,067)	(5,996)
Taxes payable	(53,149)	(291,057)
Deferred revenues	145,372	84,504
Net cash provided by operations	4,153,233	3,878,448
Cash flow from investing activities:
Cash acquired from subsidiary	116,119	-
Receipts from directors	955,649	1,948,714
Loan receivable from affiliate	(105,846)	-
Deposits to acquire target company	(5,476,001)	(1,003,764)
Purchase of fixed assets	(157,022)	(999,134)
Advance to unconsolidated entity	(198,274)	(160,924)
Net cash used in investing activities	(4,865,375)	(215,108)
Cash flow from financing activities:
Repayment of payable to affiliate	(3,607,259)	(121,117)
Capital contribution from minority interest	328,560
Net cash used in financing activities	(3,278,699)	(121,117)
Increase (decrease) in cash and cash equivalents	(3,990,841)	3,542,223

Effect on rate changes on cash	411,603	121,763
Cash and cash equivalents, beginning of period	5,127,840	1,463,854
Cash and cash equivalents, end of period	$1,548,602	$5,127,840
Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$62,696	$457,452
Non-Cash investing and financing activities
Dividend payable offset by related party receivable	$300,974	$-
Deposit conversion to subsidiary	$1,095,200	$-

See accompanying notes to consolidated financial statements

CHINA MARKETING MEDIA HOLDINGS, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

China Marketing Media Holdings, Inc. (fka Infolife, Inc. and Brazos Strategies, Inc.) ("China Marketing") was incorporated under the laws of the State of Texas on October 29, 1999.

On December 31, 2005, China Marketing completed a share exchange (the "Exchange") with the stockholders of Media Challenge Holdings Limited ("Media Challenge") pursuant to the terms of an Agreement for Share Exchange dated December 31, 2005. In the Exchange, China Marketing acquired all of the issued and outstanding stock of Media Challenge in exchange for a convertible promissory note in the amount of $441,600 that was converted into 22,808,002 shares of China Marketing common stock upon the completion of a one for ten reverse stock split. The Exchange resulted in the previous controlling shareholders of Media Challenge becoming the controlling shareholders of China Marketing. Consequently, the Exchange is accounted for as a reverse merger, whereby the accounts of Media Challenge are recapitalized to show the adopted capital structure of China Marketing.

Media Challenge was incorporated on August 12, 2004, under the laws of the Territory of the British Virgin Islands (BVI). Media Challenge is a holding company and has no operations other than operations that it conducts through its direct and indirect subsidiaries. One of Media Challenge’s subsidiaries, Shenzhen New Media Consulting Co., Ltd. ("Shenzhen New Media") was incorporated on November 15, 2004 under the law of People’s Republic of China ("PRC").

According to an agreement, dated March 7, 2005, Shenzhen New Media acquired 100% of Shenzhen Media Investment Co., Ltd. ("Shenzhen Media"), an entity controlled by three common owners of Media Challenge. Shenzhen Media was formed on October 22, 2003, under the laws of PRC. China Marketing completed the acquisition of Shenzhen Media on December 21, 2005, and Shenzhen Media is now a wholly owned subsidiary of Shenzhen New Media. The transaction was accounted for as a transfer of entities under common control.

In October 2004, Shenzhen Media formed a new wholly owned subsidiary in PRC known as Beijing Media Management and Consulting Co., Ltd. ("Beijing Media").

In November 2005, Shenzhen New Media formed a new wholly owned subsidiary in PRC known as Shenzhen New Media Advertising Co., Ltd. ("NMA"). The registered capital of NMA is one million RMB, i.e., 122,100USD (exchange rate as 1USD: 8.19 RMB).

On March 26, 2007, the Company acquired 100% of Shenzhen Caina Brand Consultant Company ("Shenzhen Caina"). Shenzhen Caina owned 100% of Beijing Caina Xianliang Marketing and Layout Company. After the acquisition, Shenzhen New Media owned 100% of Shenzhen Caina and Beijing Caina. Both Shenzhen Caina and Beijing Caina provide consulting services to clients concerning advertising and marketing matters.

In November 2007, Shenzhen Media formed a new 52% owned subsidiary in PRC known as Beijing Orient Converge Human Resources Management Center Co. Ltd.( "BJOC"). The registered capital of BJOC is RMB5,000,000 i.e.,684,500USD (exchange rate as 1USD: 7.30 RMB).

The consolidated entity is hereafter referred to as "the Company".

The Company engages in the sale of its magazines and advertising space within its magazines, which are sold throughout China.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Basis of Presentation

The consolidated financial statements include the accounts of China Marketing, Media Challenge, Shenzhen New Media, Shenzhen Media, Beijing Media, NMA, Shenzhen Caina, Beijing Caina and BJOC. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). This basis differs from that used in the statutory accounts of Shenzhen New Media, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP. These statements have been retroactively restated to show the effects due to the consolidation of Shenzhen Media and reverse merger wherein the Company assumed the capital structure of China Marketing and a 1:10 reverse stock split that was effected on January 25, 2006.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Trade Accounts Receivable

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount becomes questionable.

Revenue Recognition

Revenues are recognized when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred according to the sale terms, (3) the seller's price to the buyer is fixed or determinable; and (4) collectibles are reasonably assured.

Magazines

The Company publishes three issue magazines each month, (namely Sale edition, Channel edition and Case edition) of "China Marketing" and other special editions periodically, for example, "China Business & Trade" – (Training edition).

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

The Company recognizes revenues for the advertising sales and consulting service ratably over the periods when the customer’s advertisements are published and service are provided. Total revenue from the advertising sales is $5,882,432 and $6,932,594 for the years ended December 31, 2007 and 2006, respectively.

In addition, the Company recognizes revenue from the publishing of above magazines when the risks and rewards of ownership of the goods have transferred to the customer, which is usually on delivery or when title passes. Total revenue from the publishing business is $1,388,547 and $1,450,493 for the years ended December 31, 2007 and 2006, respectively.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Buildings	20 years
Vehicle	5 years
Furniture and equipment	5 years
Computer equipment	5 years

Depreciation expense for the years ended December 31, 2007 and 2006 was $140,207 and $106,338, respectively.

At cost	2007	2006
Building	$969,717	$916,060
Motor vehicles	119,803	119,056
Furniture and equipment	424,298	82,387
	$1,513,818	$1,117,503
Less: accumulated depreciation	(191,887)	(53,699)
	$1,321,993	$1,063,804

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." No impairment of assets was recorded in the periods reported.

Intangible Assets

In accordance with SFAS 142, "Goodwill and Other Intangible Assets", Goodwill amounts are not amortized, but rather are tested for impairment at least annually. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which is the ten years of the "license agreement." The carrying amount of the asset is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. No intangible asset impairment charges are deemed necessary for the years ended December 31, 2007 and 2006.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

License amortization expense included in cost of sales for the years ended December 31, 2007 and 2006 was $133,627 and $126,842, respectively.

Goodwill on acquisition of subsidiaries

On March 26, 2007, the Company acquired 100% of Shenzhen Caina, an entity formerly owned by an individual not related to the Company. Shenzhen Caina owns 100% of Beijing Caina. After acquisition, Shenzhen New Media owns 100% of Shenzhen Caina and Beijing Caina. Both Shenzhen Caina and Beijing Caina provide consulting services to clients regarding advertising and marketing matters. Goodwill on acquisition of the above-mentioned subsidiaries was calculated as follows:

	RMB	USD
Purchase consideration	¥8,000,000	$1,095,200
Less: Net assets at fair value		-
Cash and cash equivalents	848,200	116,119
Accounts receivable	934,000	127,865
Prepaid expenses	110,236	15,091
Deposit	248,532	34,024
Settlement receivable		-
Others	544,100	74,487
Related party receivable	1,180,920	161,668
Fixed assets	1,365,173	186,892
Accumulated depreciation	(142,390)	(19,493)
Accrued expenses and levies	(1,409,544)	(192,967)
Other payable	(1,066,164)	(145,958)
Taxes payable	(168,051)	(23,006)
Net assets acquired	¥2,445,013	$334,722
Goodwill on acquisition	¥5,554,987	$760,478
Acquisition of subsidiaries (net of cash acquired)	¥7,151,800	$979,081

Investment (equity method)

Shenzhen Keungxi Technology Company Ltd. or SKTC was incorporated in China in October 2005. Its business scope includes, among others, sales and development of computer software, computer and communication systems. It also provides information system consulting services. Shenzhen Media holds 48% of the equity of SKTC and three individual shareholders, Wengao Luo, Xi Chen and Bin Li own the remaining 21.5%, 21.5% and 9% of SKTC, respectively.

Balance as of Dec.31, 2005	$78,555
Investment Losses (48%)	(41,835)
Advances made to SKTC	166,031
Balance as of Dec.31, 2006	202,751
Investment Losses (48%)	(49,916)
Advances made to SKTC	217,541
Balance as of Dec.31, 2007	370,376

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Minority Interest

Minority interest represents non-controlling owners 48% of equity in BJOC.

Cost of Goods Sold

Cost of goods sold includes printing, labor costs and amortization incurred by the Company in the production of its magazines. The Company records the estimated cost of returned magazines at the date we delivered the magazines to our vendors. Our sales are based on three main distribution channels throughout China: (1) postal subscription base distribution; (2) direct order distribution; and (3) agency base distribution.

First, postal subscription channel involves the distribution of our magazines by Chinese post offices. Magazine subscribers can request their subscriptions delivered from the post offices in China. Returns are not allowed for magazines sold through postal subscription.

Second, order distribution involves request made by a subscriber to us for a single or multiple issues of magazines that do not involve an ongoing subscription. Upon receipt of order request and payment, we deliver the ordered issues to the address requested by the subscriber. Returns are not permitted for magazines sold through direct request subscription.

Third, agency distribution involves delivery of our magazines to sales agents who then distribute the magazines to retail agents at various locations throughout China. During 2006 we granted sales agents a two-month return privilege. Average return rate for the year ended December 31, 2007 was 12.41%. and for year ended December 31, 2006 was 17%.

In accordance with the provisions of SFAS 48, "Criteria for Recognizing Revenue When Right of Return Exists.": If an enterprise sells its product but gives the buyer the right to return the product, revenue from the sales transaction shall be recognized at time of sale only if all of the following conditions are met:

a.

The seller's price to the buyer is substantially fixed or determinable at the date of sale.

b.

The buyer has paid the seller, or the buyer is obligated to pay the seller and the obligation is not contingent on resale of the product.

c.

The buyer's obligation to the seller would not be changed in the event of theft or physical destruction or damage of the product.

d.

The buyer acquiring the product for resale has economic substance apart from that provided by the seller.

e.

The seller does not have significant obligations for future performance to directly bring about resale of the product by the buyer.

f.

The amount of future returns can be reasonably estimated.

We recognize magazine sales revenue in accordance with the provisions of SFAS 48 : first, our price to the sale agent is fixed; second, the sale agent has to pay us fully upon order request and the payment is not contingent on resale of the magazines; third, we are not responsible in the event of theft or physical destruction or damage of the product after delivery; fourth, our sale agents include bookstores, reading group, and culture group, etc.; fifth, we have no obligations to resell the magazines distributed to sale agents; finally, the amount of returns can be reasonably estimated.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $184,859 and $36,452 of advertising and promotion costs for the years ended December 31, 2007 and 2006 respectively.

Reclassification

Certain amounts in the prior year have been reclassified to conform to the current year’s presentation.

Earnings Per Share

Basic earnings per common share ("EPS") are calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants. The numerators and denominators used in the computations of basic EPS are presented in the following table:

	Year ended December 31,
	2007	2006
NUMERATOR FOR BASIC AND DILUTED EPS
Net income to common stockholders	$2,930,155	$3,065,562

DENOMINATORS FOR BASIC AND DILUTED EPS
Weighted average shares of common stock outstanding	27,586,002	27,586,002
EPS - Basic and Diluted	$0.11	$0.11

Approximately 64% of the Company’s sales are generated from its four major sale agents in the PRC. The representatives solicited advertising from general public in their designated geographic territory. The Company’s magazines are believed to be well established and recognized by the general public. In this regard, the management believes no severe impact on the company sales would result if any of the sale agents are lost.

Major Distribution Agents for the Publishing Business

Approximately 25% of the Company’s magazines are distributed by three major distribution agents in the PRC. The distribution agents are distributing the magazines to the retails outlets in their designated geographic territory. The Company’s magazines are believed to be well established and recognized by the general public. In this regard, the management believes no severe impact would occur on the Company sales if any of the distributing agents were lost.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi ("RMB") of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (continued)

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

In 2007, one of the company’s subsidiaries, NMA, which has accounted for most of the revenues, is exempt from taxes at the national level.

The Company has implemented SFAS No.109 "Accounting for Income Taxes", which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded deferred tax assets of $34,154 and $0as of December 31, 2007 and 2006, respectively.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No.107 "Disclosures About Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts of reported current assets and current liabilities approximate their fair value because of short maturity of theses instrument and market rates of interest.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shenzhen New Media and its direct and indirect subsidiary are limited by certain statutory regulations in the PRC. No dividends may be paid by Shenzhen New Media without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

4. Loan Receivable with Major Sales Agents

The Company had loans receivable amounting to $58,949 and $604,853 as of December 31, 2007 and 2006, respectively. Loans were provided to the Company’s major sales agents. The loans are unsecured, and bear no interest. These loans have no fixed payment schedule and are payable on demand.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Prepaid Expenses

Prepaid expenses consist primarily of prepayments made to the unrelated company in advance for future financial and legal consultation services. As of December 31, 2007 and 2006, prepaid balance under these arrangements totaled $289,381 and $192,574, respectively.

6. Investment Deposit – purchase of a target company

On December 13, 2007, Shenzhen New Media signed an agreement with Shanghai Longcom Telecom Co. Ltd. ("Longcom") for an acquisition of 100% operation rights in Shanghai Longcom Telecom Co. Ltd. Shenzhen New Media paid RMB 40,000,000 (approximately $5,476,001) as a purchase deposit. Longcom is engaged in online direct marketing, distribution, B2C (business to consumer) e-commerce, IT retail and 3 C (computer, communication and consumer products) retail sales model by cooperating with mainstream products OEM / ODM manufacturers.

On October 30, 2006, Shenzhen New Media entered into an Equity Transfer Agreement with Shenzhen Caina to acquire 100% shares ownership from its sole owner, Mr. Zhu Yu Tong. The Company paid RMB 8,000,000 (US$1,024,590) as the purchase deposit to Mr. Zhu Yu Tong. The legal registration was complete in March 2007.

The following pro forma information is presented on a consolidated basis as if the acquisition took place at the beginning of the period presented.

	Year ended	Year ended
	December 31, 2007	December 31, 2006
Revenue	$10,190,438	$9,540,757
Income before extraordinary items and the cumulative effect of accounting changes	2,964,226	3,268,860
Net income	2,964,226	3,268,860
Earnings per share	0.11	0.12

7. Related Party Transactions with an Affiliate

Zhengzhou Magazine Publishing House ("CMO"), an affiliate owned by the PRC government, is controlled and directed by a common director and major shareholder of the Company. CMO is not a direct or indirect subsidiary of the Company. Transactions with CMO are listed as follows:

	December 31, 2006	December 31, 2007

Contract receivable	$790,851	-
Less: Payable, zero interest rate	2,364,673	-
Net balance amount due to CMO,
Balance due on August 18, 2008, zero interest	$(1,573,822)	-

Operation and Management Right Agreement

On October 23, 2003, Shenzhen Media entered into a 10-year agreement with CMO. The agreement calls for the payment of $1,220,930 to CMO in exchange for a right to oversee the operation and strategic planning of advertising, publishing, and staff training for the magazines that are published by CMO. Under this agreement, Shenzhen Media is entitled to collect advertising revenues from clients already existing at the time of the contract, in addition to any new clients that Shenzhen Media can solicit and retain.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Related Party Transactions with an Affiliate (continued)

Shenzhen Media shall bear all the operating costs and receive all the revenues from the contracted businesses.

Shenzhen Caina Corporate Image Consulting and Design Company is an affiliate owned and controlled by Mr. Zhu Yuhong, brother of Mr. Zhu Yu Tong. Shenzhen Caina loaned $104,044 to Shenzhen Caina Corporate Image Consulting and Design Company to develop businesses for Shenzhen Caina.

Related party balance as of December 31, 2007 as follows:

	Twelve months ended	Twelve months ended
	December 31, 2007	December 31, 2006
Loan receivable - CMO	$1,738,751	-
Loan receivable - Shenzhen Caina Brand Consultant Company	104,044	-
Total of related party receivables	$1,842,795	-

The above loans are unsecured, and bear no interest. These loans have no fixed payment schedule and are payable on demand.

8. Related Party Receivable with Directors

The Company loaned money to our directors, Yingsheng Li, Xiaofeng Ding and Dongsheng Ren. The loans are unsecured, non-interest bearing. The balances due from the directors were $925,944 at year ended December 31, 2006. The balance bears no interest and is payable on demand. This loan had been fully repaid on March 30, 2007.

9. Income Taxes Expense

Income Taxes

United States

The Company was incorporated in the United States of America and is subject to U.S. tax law. No provisions for income taxes have been made as the Company has no U. S. taxable income for the years presented. The applicable income tax rates for the Company for the years ended December 31, 2007 and 2006 are 34% .

British Virgin Islands

Media Challenge was incorporated in the British Virgin Islands and is not subject to income taxes under the current laws of the British Virgin Islands.

PRC

The Company is currently subject to income taxes according to applicable tax laws in the PRC. The tax rates are 0% for Shenzhen New Media Advertising Company Ltd., 15% for Shenzhen New Media and Shenzhen Media and 33% for Zhenzhou magazine publishing house ("CMO"). The provision for income taxes for the years ended December 31, 2007 and 2006 was $35,896 and $0, respectively.

Pursuant to the laws and regulations in the PRC, Shenzhen New Media Advertisement, as a wholly foreign owned enterprise ("WFOE") in the PRC, is entitled to an exemption from the PRC enterprise income tax for two years commencing from its first profitable year in 2006. Other subsidiaries income tax rate range from 0% to 33%.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Income Taxes Expense (continued)

a) The provision for income taxes consists of the following:

	Year Ended
	2007	2006
PRC:		-
Current Tax	$70,050
- Deferral tax provision	(34,154)	-

Total	$35,896	-

The amount represents the difference of the provision for PRC enterprise income tax calculated at the one of subsidiary’s standard income tax rate of 15%.

b) Deferred taxes result from temporary difference relating to items that are expensed/recognized as revenue for financial reporting, but are not currently deductible/taxable for income tax purpose. Significant components of our deferred tax assets and deferred tax liabilities as at December 31, 2007 and 2006 are as follows:

	December 31, 2007	December 31,2006
	USD	USD
Deferred tax assets:
Deferred Revenue	$36,207	-
Deferred tax liabilities:
Accrued expense	1,873	-
Valuation allowance	-	-
Net deferred tax asset	$34,154	-

10. Lease Commitments

The Company leases four office spaces located at Room 101-114, Jinglian Garden, Jingtian Road, Futian District, Shenzhen, 518000, PRC, Room 903-905, Kun Tai International Mansion, Chao Wai Street, Beijing, 100020, PRC and 4A602 Houxiandai City, No.16 Baiziwan Rd., Beijing, 100200, PRC, 7th Floor, Building 1 , Qinghua Post-graduation school of Qinghua University, Guanghua Road, Beijing,100020, PRC., Room 556 Shenchang Building, No.51 Zhichun Rd., Haidian District, Beijing, PRC.

These leases require monthly payments as of following: a monthly payment of $16,136 from November 2007 to November 2009, a monthly payment of $4,756 from September 2007 to August 2009, a monthly payment of $3,817 from November 2007 to October 2008, a monthly payment of 10,889 from May 2007 to June 2009 and a monthly payment of $330 from November 2007 to November 2008, respectively.

The future lease commitment for the office lease is $430,643 and $207,472 for year 2008 and year 2009 respectively.

11. Concentrations and Risk

The Company’s major operations are through an agreement with its affiliate as discussed in Note 6 with CMO, a company owned by the PRC government. All the revenues are generated through production of the magazines owned by CMO. The current contract will terminate in 2013, and it is unknown whether the

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Concentrations and Risk (continued)

contract will be renewed. A change in the political climate in the PRC could also have a material adverse effect on the Company’s business.

12. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

13. Common Stock

On February 10, 2006 the Company effected a 1:10 reverse stock split, after which it issued the 22,808,002 shares called for in the exchange agreement with Media Challenge shareholders. Immediately prior to the stock split there were 47,780,000 shares of common stock outstanding, and immediately following the split and the issuance required by the Exchange, there were 27,586,002 shares of common stock outstanding. These financial statements have been retroactively restated to show the effects of the reverse stock split as if they had occurred at the beginning of the first period presented.

14. Recent Accounting Pronouncements

In December, 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), "Business Combinations" (hereinafter "SFAS No. 141 (revised 2007)"). This statement establishes principles and requirements for how an acquirer a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The scope of SFAS No. 141 (revised 2007) is broader than the scope of SFAS No. 141, which it replaces. The effective date of SFAS No. 141 (revised 2007) is for all acquisitions in which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this statement has no immediate material effect on the Company's consolidated financial condition or results of operations.

In December, 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51" (hereinafter "SFAS No. 160"). This statement establishes accounting and reporting standards that require a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position with equity, but separate from the parent's equity, b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, c) changes in a parent's ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value and e) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The effective date of this standard is for fiscal years and interim periods beginning on or after December 15, 2008. The adoption of this statement had no immediate material effect on the Company's consolidated financial condition or results of operations.

CHINA MARKETING MEDIA HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115". This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit.

The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.

The Company is currently assessing the impact adoption of SFAS No. 159 will have on its consolidated financial statements.

In December 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosure about fair value measurements. The statement clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and that market participant assumptions include assumptions about risk and effect of a restriction on the sale or use of an asset. The provisions are effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of the statement.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA MARKETING MEDIA HOLDINGS, INC.

Dated: August 7, 2008

By: /s/ Yingsheng Li
Name: Yingsheng Li
Title: President & Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 2.1	Share Exchange Agreement by and among the Company, Media Challenge Holdings Limited and certain shareholders thereof, dated as of December 31, 2005 [Incorporated by reference to Exhibit 2.1 to the Registration Statement of the Company on Form 10-SB, filed with the SEC on February 14, 2006, in file number 0-51806]

Exhibit 2.2	Convertible Promissory Note*

Exhibit 3.1	Articles of Incorporation, as amended [Incorporated by reference to Exhibit 3.1 to the Registration Statement of the Company on Form 10-SB, filed with the SEC on February 14, 2006, in file number 0-51806]

Exhibit 3.2	Amended and Restated Bylaws*

Exhibit 10.1	Operation and Management Right Agreement, dated October 23, 2006, by and between CMO and Shenzhen Media*

Exhibit 10.2	Amendment to Operation and Management Right Agreement, dated January 8, 2004, by and between CMO and Shenzhen Media*

Exhibit 10.3	Description of Verbal Amendment to Operation and Management Right Agreement, dated January 8, 2004, by and between Sale and Marketing Publishing House and Shenzhen Media Investment Co., Ltd. [Incorporated by reference to Exhibit 10.3 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.4	Entrust Agreement, dated November 20, 2004, by and between Shenzhen New Media and Shenzhen Media*

Exhibit 10.5	Equity Transfer Agreement, dated October 10, 2006, by and between Zhu Yu Tong and Shenzhen New Media. [Incorporated by reference to Exhibit 10.5 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.6	Outsourcing Agreement, dated December 30, 2006, by and between Henan Xinhua Printing Factory and CMO. [Incorporated by reference to Exhibit 10.6 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.7	Outsourcing Agreement, dated December 30, 2006, by and between Henan Xinhua Printing Factory and CMO. [Incorporated by reference to Exhibit 10.7 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.8	Outsourcing Agreement, dated December 16, 2006, by and between Henan Ruiguang Printing Co., Ltd. and CMO. [Incorporated by reference to Exhibit 10.8 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 17, 2007, in file number 0-51806]

Exhibit 10.9	Employment Agreement, dated March 1, 2004, by and between Bin Li and Shenzhen New Media*

Exhibit 10.10	Employment Agreement, dated December 15, 2006, by and between Yifang Fu and China Marketing*

Exhibit 10.11	Agreement of Share Transfer, dated March 7, 2005, by and among Yingsheng Li, Xiaofeng Ding, Dongsheng Ren and Shenzhen New Media*

Exhibit 10.12	Agreement of Share Transfer, dated March 7, 2005, by and between CMO and Shenzhen New Media*

Exhibit 10.13	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Guangzhou Qiankuntai Bookstore*

Exhibit 10.14	Distribution Agreement, dated April 3, 2006, by and between Shenzhen New Media and Huadao Consulting Co., Ltd.*

Exhibit 10.15	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Nanjing Cultural Development Co., Ltd.*

Exhibit 10.16	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Shandong Qianyan Culture Dissemination Co., Ltd.*

Exhibit 10.17	Distribution Agreement, dated February 28, 2006, by and between Shenzhen New Media and Changsha Youyou Reading Group*

Exhibit 10.18	Distribution Agreement, dated February 9, 2006, by and between Shenzhen New Media and Zhengzhou Huanghe Culture Group*

Exhibit 10.19	Distribution Agreement, dated February 8, 2006, by and between Shenzhen New Media and Hangzhou Tianyi Books Co., Ltd.*

Exhibit 10.20	Operation and Management Agreement, dated December 13, 2007, by and between Shenzhen New Media and Shanghai Longcom Telecom Co., Ltd. [Incorporated by reference to Exhibit 10.20 to the Annual Report of the Company on Form 10-KSB, filed with the SEC on April 18, 2008, in file number 0-51806]

Exhibit 14	Code of Ethics*

Exhibit 21	List of Subsidiaries of the Registrant [Incorporated by reference to Exhibit 21 to the Annual Report on Form 10-KSB, filed with the SEC on April 18, 2008, in file number 0-51806]

Exhibit 23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC

* Previously filed with Amendment No. 1 to the Registration Statement on Form 10-SB filed on January 3, 2007.